UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GREEN PLAINS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2020 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

March 26, 2020

Dear Shareholder,

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Green Plains Inc. to be held at 10:00 a.m., Central Standard Time, on Wednesday, May 6, 2020. This year, the Annual Meeting will be held entirely online due to the emerging public health impact of the coronavirus outbreak (COVID-19), recommendations and orders from federal and Nebraska authorities, and to support the health and well-being of our shareholders, employees and directors. You will be able to attend and participate in the meeting by visiting www.meetingcenter.io/286203065, where you will be able to listen to the meeting live, submit questions, and vote.

The Notice of Annual Meeting of Shareholders, Proxy Statement containing information about matters to be acted upon, Proxy Card and 2019 Annual Report are enclosed.

Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the Annual Meeting of Shareholders online, please vote via the Internet or telephone or if you requested a Proxy Card by mail, please complete, date, sign and return the accompanying Proxy Card. Please refer to the Notice for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you. If you attend the Annual Meeting of Shareholders online, you may revoke the proxy and vote online.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Wayne Hoovestol

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 6, 2020

The 2020 Annual Meeting of Green Plains Inc. will be held at 10:00 a.m., Central Standard Time, on Wednesday, May 6, 2020 as an online meeting conducted exclusively at www.meetingcenter.io/286203065 for the following purposes:

•	To elect three directors to serve three-year terms that expire at the 2023 annual meeting;

•

To approve an amendment to the company’s 2019 Equity Incentive Plan (the “Plan”) to increase the aggregate number of shares that may be issued under the Plan as stock-based awards from 4,110,000 to 5,710,000;

•	To ratify the selection of KPMG as the company’s independent registered public accountants for the year ending December 31, 2020;

•	To cast an advisory vote to approve the company’s executive compensation; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “For” all nominees in Proposal 1, a vote “For” Proposal 2, a vote “For” Proposal 3 and a vote “For” Proposal 4.

The foregoing items are more fully described in the accompanying Proxy Statement. We have fixed the close of business on March 12, 2020, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share of our Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Dissenters’ rights are not applicable to these matters.

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on May 6, 2020. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Instead of mailing paper copies of our proxy materials, we sent shareholders the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 6, 2020, with instructions for accessing the proxy materials and voting via the Internet (the “Notice”) and attending the Annual Meeting online. The Notice, which was mailed on or around March 26, 2020, also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. The Notice, the Proxy Statement and our 2019 Annual Report may be accessed at www.edocumentview.com/GPRE.

This year, the Annual Meeting will be held entirely online due to the emerging public health impact of the coronavirus outbreak (COVID-19), recommendations and orders from federal and Nebraska authorities, and to support the health and well-being of our shareholders, employees and directors. You will be able to attend and participate in the meeting by visiting www.meetingcenter.io/286203065, where you will be able to listen to the meeting live, submit questions, and vote. To access the online meeting, you must have the information that is printed on the shaded bar area located on the reverse side of the Notice. The password for this meeting is GPRE2020.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

Omaha, Nebraska

March 26, 2020

COMMONLY USED DEFINED TERMS

Company and Regulatory Defined Terms:

Green Plains; the company; GPI	Green Plains Inc.
Exchange Act	Securities Exchange Act of 1934, as amended
GPCC	Green Plains Cattle Company LLC
GPP	Green Plains Partners LP
NASDAQ	The Nasdaq Global Market
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended

Other Defined Terms:

Annual Meeting	The 2020 Annual Meeting of shareholders of Green Plains Inc. and any adjournment or postponement thereof
ASC 718	Accounting Standards Codification Topic 718, Compensation – Stock Compensation
Board	Board of Directors of Green Plains Inc.
Common Stock	Green Plains Inc. Common Stock, $0.001 par value per share
EBITDA	Earnings before interest, taxes, depreciation and amortization which is a non-GAAP measure. See our Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation to GAAP net income
ESG	Environmental, social and corporate governance
GAAP	U.S. Generally Accepted Accounting Principles
GICS	Global Industry Classification Standard
Internal Revenue Code	Internal Revenue Code of 1986, as amended
NEO	Named executive officer
Notice	Important notice regarding the availability of proxy materials for the Annual Meeting
PSU	Performance Share Unit
Record Date	The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting
RSA	Restricted Stock Award
TCJA	Tax Cuts and Jobs Act of 2017
TSR	Total Shareholder Return
U.S.	United States

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy is first being sent or made available to shareholders on or around March 26, 2020.

2020 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:

10:00 a.m., Central Standard Time, Wednesday, May 6, 2020

Place (Online Meeting): www.meetingcenter.io/286203065

Record Date: March 12, 2020

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2020 Annual Meeting of Shareholders if you were a shareholder of record as of the Record Date, which has been fixed as of close of business on March 12, 2020. On the Record Date, there were 35,048,692 shares of our company’s Common Stock outstanding and eligible to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence, in person (online) or by properly executed proxy, at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Proxies that are marked to “withhold authority” with respect to the election of directors and proxies for which no instructions are given will be counted for purposes of determining the presence of a quorum.

Electronic Access to Proxy Materials

Pursuant to rules adopted by the SEC, we are making this Proxy Statement and our 2019 Annual Report available to shareholders electronically via the Internet. On or around March 26, 2020, we mailed the Notice, which provides information regarding the availability of proxy materials for the Annual Meeting, to our shareholders of record.

Shareholders will be able to access this Proxy Statement and our 2019 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. The website on which you will be able to view our proxy materials also allows you to choose to receive future proxy materials electronically by email, which would save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email remains in effect until you terminate it.

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2020.

The Notice, the Proxy and our 2019 Annual Report may be accessed at

www.edocumentview.com/GPRE.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL	BOARD RECOMMENDATION	PAGE

1. The election of three directors to serve three-year terms that expire at the 2023 annual meeting (“Proposal 1”)	FOR	11

2. Amendment of the Green Plains Inc. 2019 Equity Incentive Plan to increase available shares (“Proposal 2”)	FOR	44

3. The ratification of the selection of the company’s independent registered public accountants for 2020 (“Proposal 3”)	FOR	48

4. An advisory vote to approve executive compensation (“Proposal 4”)	FOR	50

Proxy Voting and Revocability of Proxies

Common Stock, represented by the proxies received pursuant to this solicitation and not timely revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in properly submitted proxies. If no instructions are indicated, such shares will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for any of the matters to be voted on at the meeting.

A holder of Common Stock who has submitted a proxy may revoke it prior to its exercise by providing written notice of revocation or a later-dated proxy to the Corporate Secretary of the company at any time before the closing of the polls at the meeting, or by voting online at the meeting. Any written notice revoking a proxy should be sent to: Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Attendance and voting online at the Annual Meeting does not itself revoke a proxy; however, any shareholder who attends the Annual Meeting online may revoke a previously submitted proxy by voting online.

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock. If your shares are registered directly in your name with our transfer agent, with respect to those shares, you are considered the shareholder of record, or a registered shareholder, and these materials were sent to you directly by us. If you are a shareholder of record, you may vote by attending the Annual Meeting and voting online.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and that organization should have forwarded these materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the Annual Meeting. Please refer to the information forwarded by your broker or bank for instructions on how to direct their vote. However, since you are not a shareholder of record, you may not vote these shares at the online Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

If you are a registered shareholder, there are four ways to vote:

•	Going to the Internet website indicated on the Proxy Card or voting instruction card and following the instructions provided (you will need the control number that is included in the Notice);
•	Calling the toll-free telephone number indicated on the Proxy Card or voting instruction card (you will need the control number that is included in the Notice);
•	Signing, dating and returning the Proxy Card if you request to receive your proxy materials by mail; or
•	Written ballot by attending the Annual Meeting and voting online.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares “For” all nominees in Proposal 1, and “For” Proposals 2, 3 and 4.

Broker Non-Votes

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person (online) or represented by proxy on any voting matter. All proposals are considered non-routine, except for Proposal 3.

Expenses and Methods of Solicitation

We will bear the expense of soliciting proxies. In addition to the use of the mail and Internet, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the company and its subsidiaries who will not receive additional compensation therefor. We will reimburse banks, brokerage firms and nominees for reasonable expenses incurred related to forwarding proxy solicitation materials to beneficial owners of shares held by such banks, brokerage firms and nominees.

Vote Required

The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to elect each director. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, broker non-votes or votes withheld will not affect the outcome of the voting on Proposal 1. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to approve Proposals 2, 3 and 4. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on Proposals 2, 3 and 4.

BOARD HIGHLIGHTS

Our current directors whose terms are expiring have been nominated by the Board for reelection at the Annual Meeting. For more information on all of the director nominees, see page 12 of this Proxy Statement.

COMPANY HIGHLIGHTS

Our company is a producer of low carbon fuels and one of the largest consolidated owners of ethanol plants in North America. The company operates four business segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness and energy services, which includes grain handling and storage and marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, (3) food and ingredients, which includes food-grade corn oil operations, and (4) partnership, which includes fuel storage and transportation services.

2019 PERFORMANCE HIGHLIGHTS

Fiscal 2019 continued to be a challenging year for the company. While we did see a brief reprieve in the fourth quarter, ethanol margins were weak throughout the year, as our business continued to experience the impacts of the industry producing too much ethanol and as well as government policy. While we faced numerous industry headwinds, we are encouraged with the signing of the Phase One trade deal with China as well as the recent ruling of the 10th Circuit Court on limiting small refinery exemptions to be meaningful to the industry if adhered to by the EPA. We largely completed our Portfolio Optimization plan with the disposition of 50% of our cattle operations as well as the sale of our 50% interest in JGP Energy Partners LLC.

Despite these challenging operating conditions, we executed on our business strategies to become a low cost producer and begin the transformation of the company to become a leading sustainable high protein and novel feed ingredient producer. The completion of our Project 24 initiative at our Wood River facility exceeded our expectations and we anticipate completion of the seven remaining plants in 2020. Our Project 24 initiative is designed to lower our overall cost of production in addition to reducing our environmental footprint through the reduction of electric, natural gas and water usage. At the end of 2019, we neared the completion of our sustainable high protein feed project at our Shenandoah facility, with full production expected in March 2020.

Achievements

◾	Completed the issuance of $115 million 4% convertible senior note due 2024 using a portion of the proceeds to repurchase the outstanding principal of the 3.25% convertible notes due October 1, 2019;

◾	Sold 50% of our cattle operations resulting in total net cash proceeds of approximately $77 million and the deconsolidation of the related working capital debt;

◾	Completed our first Project 24 upgrade at our Wood River facility;

◾	Sold our 50% joint venture interest in the Jefferson terminal to our partner for $29.7 million to add financial strength to our balance sheet;

◾	90% completion of our construction of our sustainable high protein feed project at our Shenandoah facility; and

◾	Repurchased approximately 5.4 million shares totaling $61.6 million.

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy.  Our Compensation Committee has designed our executive compensation program to deliver pay that reflects corporate, business unit and individual performance that also aligns with the creation of long-term value for our shareholders. As part of our compensation philosophy we pay executive salaries that are lower than our competitors, with more compensation “at-risk” through long-term equity awards and annual cash incentive awards. Our annual cash incentive plan provides an incentive to achieve financial and operational performance aligned with our business plan and longer term strategy.

The following chart illustrates the mix of total direct compensation elements for our NEOs, excluding our former Chief Financial Officer and EVP Natural Gas who both resigned during fiscal 2019, at target performance.

Pay for Performance.  Our Compensation Committee has designed our executive compensation program to deliver pay in alignment with corporate and individual performance, execution of our strategic initiatives and financial performance (currently evaluated using ethanol and non-ethanol EBITDA), while operating safely.

Performance against pre-established EBITDA goals is a key element of our annual incentive plan. As the chart on page 19 indicates, our CEO’s total realizable compensation is well-aligned with our company and stock price performance.

Our Compensation Committee believes that our executive compensation program effectively aligns executive pay with performance returns to shareholders and creates a growth-oriented, long-term value proposition for our shareholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

Response to Say On Pay Vote and Changes to our Executive Compensation Program.  Since 2017, we have implemented an annual say on pay vote and made numerous changes to our executive compensation program.

In 2018, the Compensation Committee, with input from its independent compensation consultant, considered the 2017 vote results, shareholder input and current market practices and made significant changes to the compensation program for 2018 which continued in 2019 and will continue in 2020. Based on shareholder input and to better align our compensation programs with our strategy and market practice, we implemented the following changes for 2018 and thereafter:

•	We transitioned our long-term incentive program to a forward looking program, with awards contingent on future performance;

•

Beginning in 2018, one half of annual awards to executive officers under the LTIP were granted in the form of performance share units (PSUs). The 2018 and 2019 PSUs vest based 50% on total shareholder return relative to a performance peer group and 50% based on return on net assets;

•

We adjusted our Chief Executive Officer’s salary and target annual incentive in 2018 to align more closely with market norms, increasing salary, but maintaining a salary below market median and decreasing his target annual incentive to 200% of salary, to maintain his target cash compensation at the same level as in 2017;

•	We adopted a compensation recovery (clawback) policy to allow the Board to recoup incentive compensation in appropriate circumstances;

•	We eliminated the excise tax gross up provision in our Chief Executive Officer’s employment agreement; and

•	The Compensation Committee retained an independent compensation advisor to provide advice in connection with our executive compensation program and incentive plan design.

The Compensation Committee believes these changes have strengthened alignment between executive compensation and the interests of our shareholders, and support the achievement of our strategic and financial goals. At our 2019 annual meeting, our shareholders approved our NEOs’ compensation, with approximately 93% of the votes cast in favor of our say on pay proposal which we consider to be positive support.

For a more detailed discussion of these changes, please see “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

GOVERNANCE HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained shareholder value and best serves the interests of our shareholders.

WHAT WE DO	WHAT WE DON’T DO

✓ 100% independent board committees	Ï No poison pill

✓ 100% directors owning stock	Ï No supplemental executive retirement plans

✓ Compensation recoupment (clawback) policy	Ï No discounted stock options, reload of stock options or stock option re-pricing without shareholder approval

✓ Right to call special meeting threshold set at 10%	Ï No single-trigger vesting of equity compensation upon a change in control

✓ Provide a majority of executive compensation in performance-based compensation	Ï No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers

✓ Pay for performance based on measurable goals for both annual and long-term awards

✓ Balanced mix of awards tied to annual and long-term performance

✓ Stock ownership and retention policy

PROXY STATEMENT

FOR AN ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2020

This Proxy Statement is provided to the shareholders of Green Plains Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board”)

to be voted at an Annual Meeting of Shareholders to be held at 10:00 a.m.,

Central Standard Time, online at www.meetingcenter.io/286203065, on Wednesday, May 6,

2020, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to shareholders on or around March 26, 2020. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the three nominees identified in this Proxy Statement as directors of the company until the 2023 annual meeting of shareholders, to approve the amendment to the 2019 Equity Incentive Plan, to ratify election of our auditors,

and to approve our executive compensation.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Iowa, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the NASDAQ and our committee charters, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NASDAQ and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its Nominating and Governance Committee, annually reviews all relevant business relationships any director nominee may have with our Company. As a result of its annual review, the Board has determined that each of its current non-employee directors meet the independence requirements of the NASDAQ and the SEC.

Meetings of the Board

During the fiscal year ended December 31, 2019, the Board held four regular meetings and two special meetings. Each of the serving directors attended at least 86% of all meetings held by the Board and committee meetings of the Board on which the applicable director served during the fiscal year ended December 31, 2019. The Board and committees met in executive session, without management at each meeting.

The table below shows the meeting attendance for each director in 2019:

Name	Board	Audit Committee	Compensation Committee	Nomination and Governance Committee	Overall Attendance

Wayne Hoovestol, Chairman	6 of 6	-	-	-	6 of 6 (100%)

Jim Anderson	4 of 6	7 of 7	7 of 8	-	18 of 21 (86%)

Todd Becker	6 of 6	-	-	-	6 of 6 (100%)

James Crowley	6 of 6	7 of 7	-	-	13 of 13 (100%)

Gene Edwards	6 of 6	7 of 7	8 of 8	-	21 of 21 (100%)

Gordon Glade	6 of 6	7 of 7	-	4 of 4	17 of 17 (100%)

Ejnar Knudsen	6 of 6	4 of 5	-	-	10 of 11 (91%)

Tom Manuel	6 of 6	-	8 of 8	4 of 4	18 of 18 (100%)

Brian Peterson	6 of 6	-	-	4 of 4	10 of 10 (100%)

Alain Treuer, Vice Chairman	5 of 6	-	8 of 8	4 of 4	17 of 18 (94%)

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, Nebraska 68106. All communications sent to this address will be shared with the Board, or the Board Chairman or any other specific director, if so addressed.

It is a policy of the Board to encourage, but not require, directors to attend each annual meeting of shareholders. The Board’s attendance allows for direct interaction between shareholders and members of the Board. All of our directors attended our 2019 annual meeting of shareholders.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees.

One of the primary purposes of the Audit Committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the Audit Committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the Audit Committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the Audit Committee has regular meetings with our company’s management, internal auditors and independent, external auditors.

The Nominating and Governance Committee annually reviews our company’s corporate governance guidelines and their implementation, as well as regularly evaluates new and continuing directors for election to the Board. The Compensation Committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter setting forth its responsibilities. Board members also possess key knowledge and skills as noted in the table below:

Skill	Jim Anderson	Todd Becker	James Crowley	Gene Edwards	Gordon Glade	Wayne Hoovestol	Ejnar Knudsen	Thomas Manuel	Brian Peterson	Alain Treuer
Executive Management	x	x	x	x	x	x	x	x	x	x
Finance / Financial Expert	x	x	x	x	x		x
Compensation	x	x	x	x		x		x		x
Risk Management	x	x	x	x		x	x	x	x	x
Industry Knowledge	x	x		x	x	x	x	x	x	x
Technology		x		x						x
Government Relations	x	x	x	x		x		x
Accounting	x	x	x	x	x		x	x		x
Legal / Regulatory		x		x				x
International Business	x	x	x				x	x		x
Strategy Development	x	x	x	x		x	x	x		x
Mergers & Acquisitions	x	x	x	x	x	x	x	x		x
Corporate Governance	x	x	x	x	x			x	x	x

The tables which follow set forth committee memberships as of the date of this proxy.

AUDIT COMMITTEE

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Crowley (Chairman), Anderson, Edwards, and Glade, each of whom is independent under the rules of the NASDAQ and the SEC. During 2019, as a result of disposition of our cattle operations, Mr. Knudsen relinquished his position on the Audit Committee. Mr. Crowley has been determined to be an audit committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. The Audit Committee continued its standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the Audit Committee members and our internal auditors. The Audit Committee also meets directly with our independent auditors. The Audit Committee met seven times during the fiscal year ended December 31, 2019. During each of these meetings, the Audit Committee met directly with our independent auditors.

The function of the Audit Committee, as detailed in its charter and available on the company’s website, is to provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices, and the quality and integrity of our financial reports. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and our management.

Please see page 52 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The Compensation Committee currently consists of Messrs. Treuer (Chairman), Anderson, Edwards and Manuel, each of whom is independent under the rules of the NASDAQ and the SEC. The Compensation Committee met eight times during the fiscal year ended December 31, 2019.

The Compensation Committee establishes our general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties. The Compensation Committee’s role is to (i) evaluate the performance of our executive officers, (ii) set compensation for directors and executive officers, (iii) make recommendations to the Board on adoption of compensation plans and (iv) administer our compensation plans, including choosing performance measures, setting performance targets and evaluating performance, in consultation with the Chief Executive Officer. When evaluating potential compensation adjustments, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the individual performance and contribution to our overall performance by executive officers (other than himself) and other key employees.

As permitted by the Compensation Committee Charter, which is available on the company’s website, the Compensation Committee retained the services of an independent compensation adviser to provide consulting services with respect to the company’s executive compensation program. During 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation adviser. Pursuant to the terms of its engagement by the Compensation Committee, Meridian provided advice regarding our executive compensation programs in relation to the objectives of those programs and provided information and advice on competitive compensation practices and trends, along with specific views on our executive compensation programs. In its role as the Committee’s independent compensation consultant, representatives of Meridian engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee, providing them with their opinions with respect to the design of current or proposed compensation programs. Meridian reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate their services.

Please see page 31 of this Proxy Statement for the “Compensation Committee Report.”

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee currently consists of Messrs. Peterson (Chairman), Glade, Manuel and Treuer, each of whom is independent under the rules of the NASDAQ and the SEC. The Nominating and Governance Committee met four times during the fiscal year ended December 31, 2019.

The function of the Nominating and Governance Committee, as detailed in its charter and available on the company’s website, is to recommend to the Board the slate of director nominees for election to the Board, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review and address governance items. The Nominating and Governance Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating and Governance Committee will also consider such other factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Code of Ethics

The Board has adopted a Code of Ethics to which all officers, directors and employees, who for purposes of the Code of Ethics are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Ethics and may do so anonymously by contacting https://gpreinc.alertline.com. The Code of Ethics includes specific provisions applicable to the company’s principal executive officer and senior financial officers. The full text of the code of ethics is published on our website in the “Investors – Corporate Governance” section.

The Board also has adopted a Related Party Policy which addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Ethics provides that any transaction or activity in which the company is involved with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review and approval by our Audit Committee so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest.

Stock Ownership Guidelines: Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our shareholders, by requiring the following minimum investment in company Common Stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	6x base salary
Chief Financial Officer	4x base salary
All other NEOs	3x base salary
Non-Employee Directors	5x annual cash retainer

Furthermore, our directors and each officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, with one director being granted an exception for the pledge of shares.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member (i) was an officer or employee of GPI, (ii) was formerly an officer of GPI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2019, we had no “interlocking” relationships in which (i) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of GPI, (ii) an executive officer of GPI served as a director of another entity, one of whose executive officers served on the Compensation Committee of GPI, or (iii) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of GPI.

PROPOSAL 1- ELECTION OF DIRECTORS

Introduction

The Board consists of ten members and is divided into three groups. One group of directors is elected at each annual meeting of shareholders for a three-year term. Each year a different group of directors is elected on a rotating basis. Jim Anderson, Wayne Hoovestol and Ejnar Knudsen are up for reelection at the Annual Meeting (to serve until the 2023 annual meeting or until their respective successors shall be elected and qualified). The terms of Todd Becker, Thomas Manuel, Brian Peterson and Alain Treuer expire at the 2021 annual meeting. The terms of James Crowley, Gene Edwards and Gordon Glade expire at the 2022 annual meeting.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NASDAQ and the SEC.

The Board has a policy of considering director nominees recommended by our shareholders. A shareholder who wishes to recommend a prospective board nominee for the Nominating and Governance Committee’s consideration can write to the Nominating and Governance Committee, c/o Michelle S. Mapes, Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, NE 68106. In addition to considering nominees recommended by shareholders, our Nominating and Governance Committee also considers prospective board nominees recommended by current directors, management and other sources. Our Nominating and Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our Nominating and Governance Committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by shareholders, our Nominating and Governance Committee looks for the following minimum qualifications, qualities and skills:

◾	highest personal and professional ethics, integrity and values;

◾	outstanding achievement in the individual’s personal career;

◾	breadth of experience;

◾	ability to make independent, analytical inquiries;

◾	ability to contribute to a diversity of viewpoints among board members;

◾

willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

◾	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee adopted a policy in 2017 specifically addressing gender diversity whereby it resolved to ensure that when a vacancy arises on the Board, it will ensure the candidate pool always contains at least one diverse candidate specifically with respect to gender. Based on shareholder comments, the Committee is continuing to evaluate additional ways to address gender diversity in particular and has retained a search firm with the intention of adding a diverse candidate to the Board in the near future. The Committee also views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender.

Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a shareholder of a director nominee or other proposals.

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Nominees for Election at the 2020 Annual Meeting

JIM ANDERSON, 62, a director since October 2008, also serves on the Audit and Compensation Committees. Mr. Anderson is currently the Chief Executive Officer of Moly-Cop, a position he has held since November 2017. Previously, he served as Managing Director and Operating Partner at CHAMP Private Equity. In addition, he served The Gavilon Group, LLC as its President and Chief Executive Officer from October 2014 until February 2016 as well as its Chief Operating Officer, Fertilizer, since February, 2010. From September 2006 to February 2010, he served as Chief Executive Officer and member of the board of directors at United Malt Holdings, a producer of malt for use in the brewing and distilling industries. Prior to that, beginning in April 2003, Mr. Anderson served as Chief Operating Officer / Executive Vice President of CT Malt, a joint venture between ConAgra Foods, Inc. and Tiger Brands of South Africa. Mr. Anderson’s experience in the agricultural processing and trading business includes serving as Senior Vice President and then President of ConAgra Grain Companies. His career also includes association with the firm Ferruzzi USA and as an Operations Manager for Pillsbury Company. He has also served as a Board Member of the North American Export Grain Association and the National Grain and Feed Association. Mr. Anderson holds a Bachelor of Arts degree with a Finance emphasis from the University of Wisconsin—Platteville. Mr. Anderson is qualified to serve as a director because of his commodity experience and agribusiness knowledge, which provides the Board with a relevant depth of understanding of our operations.

WAYNE HOOVESTOL, 61, a director since March 2006, has served as Chairman of the Board since October 2008. Mr. Hoovestol served as our Chief Operating Officer from January 2007 to February 2007, Chief Executive Officer from February 2007 to December 2008, and Chief Strategy Officer from March 2009 to November 2009. Mr. Hoovestol no longer is an employee of the company. Mr. Hoovestol began operating Hoovestol Inc., a trucking company, in 1978. He is also President of Lone Mountain Truck Leasing, which he founded in 2005. Mr. Hoovestol became involved with the ethanol industry as an investor in 1995, and has served on the boards of two other ethanol companies. Mr. Hoovestol also served on the board of CapSource Financial, Inc., a truck trailer sales and leasing company, from May 2005 to March 2007. Mr. Hoovestol is qualified to serve as a director because of his former leadership as Chief Executive Officer, as well as the business perspective he brings to the Board through his ownership of other entities and investments in other ethanol companies.

EJNAR KNUDSEN, 51, joined the company as a director in May 2016. Mr. Knudsen is the founder and CEO of AGR Partners, and oversees the firm’s strategy with investments totaling over $400 million in food processors, manufacturers and agribusinesses. From 2009 to 2012, Mr. Knudsen was co-portfolio manager of Passport Capital’s Agriculture Fund. Prior to Passport Capital, Mr. Knudsen served as EVP of Western Milling, a grain and feed milling company that grew from a small California startup to over $1 billion in sales. Mr. Knudsen also spent 10 years with Rabobank, in its New York office, managing a loan portfolio and venture capital investments as well as providing corporate advisory services. Mr. Knudsen is a director of Opal Foods, Ridley Corp. (RIC.ASX), and Materra Farming. Mr. Knudsen received his B.S. from Cornell University and is a CFA charter holder. Mr. Knudsen is qualified to serve as a director because of his operating company and finance experience, as well as his agribusiness industry network and knowledge, which provides the Board with a relevant depth of understanding of our operations.

Set forth below is the age, principal occupation and certain other information for each of our directors not currently up for election.

Continuing Directors with Terms Expiring in 2021

TODD BECKER, 54, who has served as President and Chief Executive Officer since January 2009, was appointed as a director in March 2009. Mr. Becker has also served as President and Chief Executive Officer, as well as a director, of the general partner of Green Plains Partners LP since March 2015. Mr. Becker served as our President and Chief Operating Officer from October 2008 to December 2008. He served as Chief Executive Officer of VBV LLC from May 2007 to October 2008. Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol from May 2006 to May 2007. Prior to that, he worked for ten years at ConAgra Foods, Inc. in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker has over 32 years of related experience in various commodity processing businesses, risk management and supply chain management, along with extensive international trading experience in agricultural markets. Mr. Becker served on the board of directors, including its Audit and Compensation Committees, for Hillshire Brands Company from 2012 to 2014. Mr. Becker has a master’s degree in Finance from the Kelley School of Business at Indiana University and a Bachelor of Science degree in Business Administration with a Finance emphasis from the University of Kansas. Mr. Becker is qualified to serve as a director because he provides an insider’s perspective about our business and strategic direction to Board discussions. His extensive commodity experience and leadership make him an essential member of the Board.

THOMAS MANUEL, 73, a director since May 2015, also serves on the Compensation and the Nominating and Governance Committees. Mr. Manuel serves as Chief Executive Officer and Founder of Nu-Tek Food Science LLC, a food ingredients processing company, a position he has held since August 2011. Prior to that, he served as Chief Executive Officer of Aventine Renewable Energy, Inc., an ethanol producer from March 2010 to August 2011. From May 2002 to August 2011, Mr. Manuel served as Managing Director of International Strategy Advisors, LLC, providing transaction advisory services to private equity investors in the agribusiness and food industries. From 1977 until 2002, Mr. Manuel held various senior management positions with ConAgra Foods, Inc. including trading in domestic and international food ingredients, grain and energy, and grain and meat processing of various types. Mr. Manuel has a Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Manuel is qualified to serve as a director because of his experience in grain, meat and poultry processing, trading, and commodity and energy merchandising, providing a veteran perspective to Board discussions.

BRIAN PETERSON, 56, a director since May 2005, also serves as Chairman of the Nominating and Governance Committee. Mr. Peterson currently serves as President and Chief Executive Officer of Whiskey Creek Enterprises. Mr. Peterson served as our Executive Vice President in charge of site development from 2005 to October 2008. Mr. Peterson was the sole founder and owner of Superior Ethanol LLC, which was acquired by us in 2006. For over twenty years, he has owned and operated grain farming entities which now includes acreages in Iowa, Arkansas and South Dakota. Additionally, he built, owns and operates a cattle feedlot in northwest Iowa. Mr. Peterson has a Bachelor of Science degree in Agricultural Business from Dordt College. In addition, he is an investor in several other ethanol companies. Mr. Peterson is qualified to serve as a director because of his ethanol and grain industry experience, which serves as an important resource to the Board.

ALAIN TREUER, 47, a director since October 2008, who has served as Vice Chairman of the Board since August 2015, also serves on the Nominating and Governance Committee and as Chairman of the Compensation Committee. Mr. Treuer was a founder of VBV LLC, a joint venture formed in 2006 to develop and expand ethanol production in a vertical manner in the U.S. VBV LLC and Green Plains merged in 2008. Mr. Treuer had served as Trivon’s (VirginConnect/ VirginConnect Mobile) Chairman of the Board’s Compensation Committee since 2006. Mr. Treuer has also served since 2005 as Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP SA), a global investment firm. Prior to joining TRP SA, he was Chairman and Chief Executive Officer of TIGC, a global telecommunications company that he founded in 1992 and sold in 2001. Mr. Treuer has nearly 30 years of experience as an entrepreneur in various industries around the globe. Mr. Treuer has a master’s degree in Business Administration from the Graduate School of Business at Columbia University in New York, a Bachelor of Economics degree from the University of St. Gallen in Switzerland and is an active member of the Young Presidents Organization. Mr. Treuer is qualified to serve as a director because his business experiences, combined with his education and global acumen, allow him to provide unique operational insights to the Board.

Continuing Directors with Terms Expiring in 2022

JAMES CROWLEY, 73, a director since October 2008, also serves as Chairman of the Audit Committee. Mr. Crowley has been Chairman and Managing Partner of Old Strategic, LLC since July 2006. His previous experience includes service as Chairman and Managing Partner of Strategic Research Institute, President of Global Investment and Merchant Banking at Prudential Securities, and investment banking at Smith Barney Harris Upham & Co. He currently serves on the board and is Chairman of the Audit Committee of Core Molding Technologies, is on the board of trustees for the National Marine Sanctuary Foundation, and has served on a number of educational and not-for-profit boards. Mr. Crowley has a master’s degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor of Science degree in Business Administration from Villanova University. He has also completed corporate governance programs at the Harvard Business School, Stanford Graduate Business School, Stanford Law School and Northwestern University. Mr. Crowley is qualified to serve as a director because he possesses the requisite education and business acumen to serve as an audit committee financial expert along with having served on other boards and as an audit committee chairman of another company.

GENE EDWARDS, 63, a director since June 2014, also serves on the Audit and Compensation Committees. Mr. Edwards served as Executive Vice President and Chief Development Officer of Valero Energy Corporation until his retirement in April 2014. He began his 32-year career at Valero as an analyst in Planning and Economics and spent his tenure with Valero in various managerial positions in Planning and Economics, Refinery Operations, Business Development, and Marketing. Mr. Edwards was a key driver in Valero’s entry into the ethanol business and helped the segment become a successful part of its overall business. He served on the board of directors of CST Brands, Inc. from May 2013 to December 2013. Mr. Edwards holds a Bachelor of Science degree in Chemical Engineering from Tulane University and a master’s degree in Business Administration from the University of Texas at San Antonio. Mr. Edwards is qualified to serve as a director because of his extensive energy, including ethanol, industry experience, providing the Board with valued industry experience.

GORDON GLADE, 49, a director since December 2007, also serves on the Audit and the Nominating and Governance Committees. Mr. Glade was formerly a shareholder of Amur Equipment Financing (formerly AXIS Capital Inc.), a commercial equipment leasing company, for which he had also served as its President and Chief Executive Officer from 1996 to 2016. In addition, he is a current investor in several other ethanol companies. Mr. Glade also serves as Vice President and a director of the Edgar and Frances Reynolds Foundation, Inc. and as a director of Heartland Agriculture, LLC and the Brunswick State Bank. Mr. Glade has a Bachelor of Science degree in both Accounting and Finance from Texas Christian University. Mr. Glade is qualified to serve as a director because his business experience, including his experience as an investor in other ethanol companies, provides the Board with valuable perspective.

Required Vote

To be elected, each nominee for director must receive plurality of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 26, 2020, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	TITLE
Wayne Hoovestol	61	Chairman of the Board
Todd A. Becker	54	President and Chief Executive Officer (and Director)
George P. (Patrich) Simpkins	58	Chief Financial Officer
Walter S. Cronin	57	Chief Commercial Officer
Paul E. Kolomaya	54	Chief Accounting Officer
Michelle S. Mapes	53	Chief Legal and Administration Officer and Corporate Secretary
Mark A. Hudak	60	Executive Vice President – Human Resources
Jim Anderson (1) (2) (4)	62	Director
James Crowley (1) (4)	73	Director
Gene Edwards (1) (2) (4)	63	Director
Gordon Glade (1) (3)	49	Director
Ejnar Knudsen	51	Director
Thomas Manuel (2) (3)	73	Director
Brian Peterson (3)	56	Director
Alain Treuer (2) (3)	47	Director and Vice Chairman of the Board

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	In accordance with requirements of the SEC and the NASDAQ listing requirements, the Board has designated each as an Audit Committee financial expert.

Biographical information for Todd Becker, who also serves as one of our directors, is provided above in this Proxy Statement. Since March 2015, all of the executive officers listed serve the general partner of GPP in the same capacity as noted below. Under an operational services and secondment agreement, we are reimbursed by GPP for certain compensation of our employees, including executive officers, who serve in management, maintenance and operational functions in support of its operations. Mr. Simpkins has also served as a director of the general partner of GPP since June 2015.

PATRICH SIMPKINS has served as Chief Financial Officer since May 2019, Chief Development Officer since October 2014, and prior to that as Chief Risk Officer from October 2014 through August 2016. Prior to joining Green Plains in May 2012 as Executive Vice President – Finance and Treasurer, Mr. Simpkins was Managing Partner of GPS Capital Partners, LLC, a capital advisory firm serving global energy and commodity clients. From February 2005 to June 2008, he served as Chief Operating Officer and Chief Financial Officer of SensorLogic, Inc., and as Executive Vice President and Global Chief Risk Officer of TXU Corporation from November 2001 to June 2004. Prior to that, Mr. Simpkins served in senior financial and commercial executive roles with Duke Energy Corporation, Louis Dreyfus Energy, MEAG Power Company and MCI Communications. Mr. Simpkins has a Bachelor of Business Administration degree in Economics and Marketing from the University of Kentucky.

WALTER CRONIN has served as Chief Commercial Officer since January 2020 and prior to that as Executive Vice President – Commercial Operations since August 2015. Mr. Cronin served as Chief Investment Officer of Green Plains Asset Management LLC, previously a wholly owned subsidiary of Green Plains, from November 2011 to August 2015. Mr. Cronin served as Executive Vice President and trading principal of County Cork Asset Management from April 2010 to November 2011, and as a consultant to Bunge Limited from September 2004 to March 2010. Prior to that, he gained over 28 years of commodity trading experience working at a number of firms, including R.J. O’Brien & Associates LLC and Continental Grain Company. Mr. Cronin has a Bachelor of Arts degree from the University of Santa Clara.

PAUL KOLOMAYA has served as Chief Accounting Officer since May 2019 and prior to that as Executive Vice President – Commodity Finance since February 2012. Prior to joining Green Plains in August 2008 as Vice President – Commodity Finance, Mr. Kolomaya was employed by ConAgra Foods, Inc. from March 1997 to August 2008 in a variety of senior finance and accounting capacities, both domestic and international. Prior to that, he was employed by Arthur Andersen & Co. in both the audit and business consulting practices. Mr. Kolomaya holds chartered accountant and certified public accountant certifications and has a Bachelor of Commerce (Honours) degree from the University of Manitoba.

MICHELLE MAPES has served as Chief Legal and Administration Officer and Corporate Secretary since January 2018 and prior to that as Executive Vice President – General Counsel and Corporate Secretary since November 2009. Prior to joining Green Plains in September 2009 as General Counsel, Ms. Mapes was a Partner at Husch Blackwell LLP, where for three years she focused her legal practice nearly exclusively in renewable energy. Prior to that, she was Chief Administrative Officer and General

Counsel for HDM Corporation. Ms. Mapes served as Senior Vice President – Corporate Services and General Counsel for Farm Credit Services of America from April 2000 to June 2005. Ms. Mapes holds a Juris Doctorate, a master’s degree in Business Administration and a Bachelor of Science degree in Accounting and Finance, all from the University of Nebraska – Lincoln.

MARK HUDAK has served as Executive Vice President – Human Resources since November 2013. Prior to joining Green Plains in January 2013 as Vice President – Human Resources, Mr. Hudak served as Senior Director, Global Human Resources for Bimbo Bakeries from November 2010 to January 2013. Prior to that, Mr. Hudak was Vice President, Global Human Resources / Compliance and Ethics Officer at United Malt Holdings from September 2006 to November 2010. He held several senior level positions at ConAgra Foods, Inc. from December 2000 to September 2006. Mr. Hudak has a Bachelor of Science degree in Business Administration from Bellevue University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the Compensation Committee’s approach in deciding fiscal 2019 compensation for our named executive officers (NEOs):

NAME	TITLE
Todd A. Becker	President and Chief Executive Officer (and Director)
George P. (Patrich) Simpkins (1)	Chief Financial Officer
John W. Neppl (1)	Former Chief Financial Officer
Walter S. Cronin	Chief Commercial Officer
Paul E. Kolomaya	Chief Accounting Officer
Michelle S. Mapes	Chief Legal and Administration Officer and Corporate Secretary
Michael A. Metzler (2)	Former Executive Vice President – Natural Gas & Power

(1)	Effective May 13, 2019, Mr. Simpkins was appointed CFO following Mr. Neppl’s resignation.
(2)	Effective November 19, 2019, Mr. Metzler resigned as Executive Vice President – Natural Gas & Power

Executive Overview

As of the Record Date, Green Plains’ stock price has declined significantly since February, consistent with the energy industry, due largely to commodity price movements and concerns over the potential implications of the Coronavirus outbreak. We wanted to remind shareholders that this Compensation Discussion and Analysis (CD&A) focuses on our 2019 executive compensation program and certain decisions reflect the company’s 2019 performance. For example, the NEOs’ payouts under the 2019 annual incentive program considered the company’s financial results, safety performance, achievement of key strategic initiatives and individual performance in 2019. As described further in the CD&A, the executive compensation program, through the use of equity-based awards, aligns the NEOs’ realizable compensation with the performance of our stock price.

RESPONSE TO SAY ON PAY ADVISORY VOTE

At our 2017 annual meeting, 76% of our shareholders approved our say on pay proposal. While we were gratified by the passing vote, we recognized that the approval percentage was not at a level we deemed acceptable. As a result, management engaged with two proxy advisory firms and the feedback received was strongly supportive of the changes to our executive compensation program that had been made for 2017. The committee, with input from its independent compensation consultant, further considered the 2017 vote results and current market practices and introduced additional changes for 2018.

At our 2019 annual meeting, our shareholders approved our NEOs’ compensation, with approximately 93% of the votes cast in favor of our say on pay proposal.

The committee and the Board value input from our shareholders and will carefully consider the results of the say on pay vote, and will continue to seek direct feedback from shareholders.

Compensation Program Improvements

In response to the results of previous say on pay votes and shareholder and proxy advisor feedback, our NEO compensation program was significantly amended to enhance alignment between executive compensation and the interests of our shareholders, as follows:

SIGNIFICANT ACTIONS TAKEN IN RESPONSE TO SAY ON PAY VOTES AND INVESTOR FEEDBACK

WHAT WE HEARD	ACTIONS TAKEN	EFFECTIVE STARTING
Special Awards
◾ Special awards should be reserved for limited circumstances

✓  Special awards may be made to compensate new hires for equity they forfeit at their former employer or for targeted retention for critical and at risk executives. Where special performance-based or retention awards are granted, they will generally vest over a longer period of time.

FY 2018
Plan Design
◾ A meaningful portion of the executive officers’ long-term incentive program (LTIP) should vest based on performance

✓  Beginning in 2018, one half of annual awards to executive officers under the LTIP will be in the form of performance share units (PSUs) which vest based on the attainment of pre-established performance goals.

FY 2018
◾ Market preference toward forward-looking performance measurement for LTIP

✓  We have shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTIP, with PSUs earned at the end of a three year performance period. The 2018 and 2019 PSUs vest 50% based on total shareholder return relative to a performance peer group and 50% based on the company’s return on net assets (RONA).

◾ Eliminate excise tax gross-up provisions

✓  Mr. Becker agreed to an amendment to his employment agreement to eliminate the excise tax gross-up provision regarding change in control benefits that had been in his agreement for a number of years.

◾ Adopt a clawback policy

✓  We adopted a compensation recovery (clawback) policy to allow the Board to recover annual or long-term incentive awards in connection with a material financial restatement resulting from executive misconduct.

◾ Market preference toward consideration of total shareholder return (TSR) in incentive payouts	✓ We granted PSUs, which utilize a relative TSR measure, weighted 50%, to further align our NEOs’ interests with shareholder interests and expectations.
◾ Separate metrics in incentive plans	✓ We adopted separate metrics for our annual incentive bonus and LTIP programs.
◾ Support for financial performance metrics that can be reconciled to peers easily and align pay for performance vs. peer group	✓ We adopted RONA as a measure for our 2018 and 2019 PSUs, given the importance of our returns to long-term shareholder value creation.
◾ Peer group update	✓ We re-evaluated our peer group to better align with our company following the completion of acquisitions and business evolution and introduced a new performance peer group for use with PSU awards.	FY 2016 and FY 2018
◾ No immediate vesting of equity awards under LTIP

✓  We eliminated the immediate vesting of 25% of equity awards under our LTIP. Restricted share awards (RSAs) granted in 2018 and 2019 vest 1/3 on each of the first, second and third anniversaries of the grant date or in the case of “cliff vesting” RSAs on the third anniversary of the grant date, and PSUs, if earned, cliff vest at the end of a three year performance period. For the 2020 LTI awards, all RSAs granted cliff vest on the third anniversary of the grant date.

FY 2015
◾ Stock ownership guidelines	✓ We have stock ownership guidelines and we have always prohibited stock pledging, as well as hedging, transactions, unless the Board grants an exception.	FY 2011
CEO Compensation
◾ Concern with level of CEO target and maximum bonus opportunity

✓  We moved towards a more typical compensation mix beginning in 2018, increasing the CEO’s base salary, but maintaining a below market median salary and reducing his target annual incentive to 200% of salary and maximum annual incentive to 1.5x the target bonus.

FY 2018
Proxy Design
◾ Provide an executive summary in the Proxy Statement and discuss responsiveness to shareholder feedback

✓  We have improved our proxy disclosures by including a proxy summary and an executive summary at the beginning of the Compensation Discussion and Analysis section of the Proxy Statement.

✓  We have expanded disclosures on our shareholder input, practices, governance and ESG matters.

FY 2017

We will continue to solicit shareholder feedback on our executive compensation program by holding an advisory say on pay vote on an annual basis and will take the results of this process into account in evaluating the program and making future compensation decisions for the NEOs.

BEST PRACTICES AND GOOD GOVERNANCE

In addition to the significant changes made in response to the 2017 say on pay vote, the committee also made several other changes to the 2018 and 2019 executive compensation programs after reviewing trends in executive compensation and pay-related governance policies. These changes follow several years of executive compensation program enhancements by the committee as summarized in the table above.

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Green Plains is an Iowa corporation, founded in June 2004 as a producer of low carbon fuels. We have grown through acquisitions of ethanol production facilities and adjacent commodity processing businesses to be one of the leading corn processors in the world. We are in the process of transforming ourselves to be focused on the production of high-protein feed ingredients and export growth opportunities. Additionally, we have taken advantage of opportunities to divest certain assets in recent years. We are focused on generating stable operating margins through our diversified business segments and risk management strategy. We own and operate assets throughout the ethanol value chain: upstream, with grain handling and storage; through our ethanol production facilities; and downstream, with marketing and distribution services to mitigate commodity price volatility, which differentiates us from companies focused only on ethanol production. Our other businesses, including our partnership, leverage our supply chain, production platform and expertise.

We formed Green Plains Partners LP, a master limited partnership, to be our primary downstream storage and logistics provider since its assets are the principal method of storing and delivering the ethanol we produce. As of December 31, 2019, we own a 49.0% limited partner interest, a 2.0% general partner interest and all of the partnership’s incentive distribution rights, with the public owning the remaining 49.0% limited partner interest. The partnership is consolidated in our financial statements. In addition, we own a 50% interest in GPCC which is accounted for under the equity method of accounting.

We group our business activities into the following four operating segments to manage performance:

•

Ethanol Production.  Our ethanol production segment includes the production of ethanol, distillers grains and corn oil at 13 ethanol plants in Illinois, Indiana, Iowa, Minnesota, Nebraska, Tennessee and Texas. At capacity, our facilities are capable of processing approximately 387 million bushels of corn per year and producing approximately 1.1 billion gallons of ethanol, 2.9 million tons of distillers grains and 292 million pounds of industrial grade corn oil, making us one of the largest ethanol producers in North America.

•

Agribusiness and Energy Services.  Our agribusiness and energy services segment includes grain procurement, with approximately 43.5 million bushels of grain storage capacity, and our commodity marketing business, which markets, sells and distributes ethanol, distillers grains and corn oil produced at our ethanol plants. We also market ethanol for a third-party producer as well as buy and sell ethanol, distillers grains, corn oil, crude oil, grain, natural gas and other commodities in various markets.

•

Food and Ingredients.  Our food and ingredients segment currently includes our food-grade corn oil operations. Fleischmann’s Vinegar, one of the world’s largest producers of food-grade industrial vinegar, was also included in the food and ingredients segment until its sale on November 27, 2018. On September 1, 2019, we formed a joint venture and sold 50% of our cattle feeding operations which has the capacity to support approximately 355,000 head of cattle and grain storage capacity of approximately 24.1 million bushels.

•

Partnership.  Our master limited partnership provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage facilities, terminals, transportation assets and other related assets and businesses. The partnership’s assets include 32 ethanol storage facilities, seven fuel terminal facilities and approximately 2,630 leased railcars.

2019 Business Highlights

Fiscal 2019 continued to be a challenging year for the company. While we did see a brief reprieve in the fourth quarter, ethanol margins were weak throughout the year, as our business continued to experience the impacts of the industry producing too much ethanol as well as government policy. While we faced numerous industry headwinds, we are encouraged with the signing of the Phase One trade deal with China as well as the recent ruling of the 10th Circuit Court on limiting small refinery exemptions to be meaningful to the industry if adhered to by the EPA. We largely completed our Portfolio Optimization Plan with the disposition of 50% of our cattle operations as well as the sale of our 50% interest in JGP Energy Partners LLC.

Despite these challenging operating conditions, we executed on our business strategies to become a low cost producer and begin the transformation of the company to become a leading sustainable high protein and novel feed ingredient producer. The completion of our Project 24 initiative at our Wood River facility exceeded our expectations and we anticipate completion of the seven remaining plants in 2020. Our Project 24 initiative is designed to lower our overall cost of production in addition to reducing our environmental footprint through the reduction of electric, natural gas and water usage. At the end of 2019, we neared the completion of our sustainable high protein feed project at our Shenandoah facility, with full production expected in March 2020.

2019 PERFORMANCE HIGHLIGHTS

Achievements

◾	Completed the issuance of $115 million 4% convertible senior note due 2024 using a portion of the proceeds to repurchase the outstanding principal of the 3.25% convertible notes due October 1, 2019;

◾	Sold 50% of our cattle operations resulting in total net cash proceeds of approximately $77 million and the deconsolidation of the related working capital debt;

◾	Completed our first Project 24 upgrade at our Wood River facility;

◾	Sold our 50% joint venture interest in the Jefferson terminal to our partner for $29.7 million to add financial strength to our balance sheet;

◾	90% completion of our construction of our sustainable high protein feed project at our Shenandoah facility; and

◾	Repurchased approximately 5.4 million shares totaling $61.6 million.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to shareholders over time:

◾	Expansion of our company, both organically and through acquisitions, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

◾	Achievement of key financial, operational and strategic objectives; and

◾	The performance of our common stock.

The following chart details our CEO’s realizable compensation compared to his target compensation for each of the years ended 2017, 2018 and 2019. We believe this chart demonstrates that our CEO’s compensation is, as intended, largely at risk and closely and appropriately linked to performance, including the performance of our stock price.

(1)	Target compensation is defined as (i) base salary, (ii) the target annual incentive opportunity for the year, and (iii) the value as of grant date of RSAs and PSUs granted during each year.
(2)

Realizable compensation is defined as (i) base salary, (ii) the actual annual incentive earned for the year, and (iii) the value as of December 31, 2019 of RSAs and PSUs (at target) granted during each year. The realizable value of RSAs and PSUs is based on our closing stock price on December 31, 2019 of $15.43 per share.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to shareholders and creating a growth-oriented, long-term value proposition for our shareholders.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on pages 4 and 25 for more information regarding the target annual compensation mix for our CEO and other NEOs.

Ongoing Monitoring of Compensation Best Practices and Programs in a Dynamic Environment—Overview

Our company has undergone diversification in the business over the last several years. As a result, and in response to our 2017 say on pay vote, the committee conducted an in-depth analysis of our compensation and governance practices, including an enhanced shareholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs for fiscal 2018 (discussed above under Compensation Program Improvements at page 17). The committee engaged in an ongoing review of our compensation practices and governance policies in 2018 and 2019, and the solicitation of advice from the committee’s compensation consultant, Meridian Compensation Partners, LLC (Meridian).

Fiscal 2019 Compensation Actions at a Glance

The following summarizes the key compensation decisions for the NEOs for fiscal 2019:

☐	Base salary: The annual rate of base salary of the CEO was not adjusted in 2019. Certain NEOs base salaries were adjusted based on changes in responsibility.

☐

Annual Incentive Bonus: For fiscal 2019, the Compensation Committee awarded annual bonuses, for the NEOs that were employed for the entire year, ranging from 71% to 92% of each NEOs’ target bonus. See the section entitled Annual Incentive Compensation for a complete discussion of our performance measures, targets and performance for 2019 and annual bonuses awarded by the Committee for the year.

☐

Long-Term Incentive Awards: As part of the significant changes made to our executive compensation program for 2017 and beyond, we shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTIP. Accordingly, we discontinued our historical practice of issuing solely service-based RSAs based on trailing performance. In March 2019, each of the NEOs was granted a combination of PSUs and RSAs. In addition, in order to foster retention of the NEOs and further align their interests with stockholders, the Committee granted additional RSAs to the NEOs that vest in full on the third anniversary of the grant date (“Cliff Vesting RSA”). In March 2020, each of the NEOs was granted a combination of PSUs and RSAs that cliff vest on the third anniversary of the grant date. Moreover, the PSUs granted in March 2020 are subject to performance goals aligned with the Company’s strategic objectives and shareholder interests.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

Annual Incentive Program

The annual incentive program advances our pay-for-performance philosophy by providing participants with annual bonus opportunities linked to the achievement of specific performance goals. The annual incentive program is designed to:

•	Reinforce the company’s goal-setting and strategic planning process;
•	Recognize the efforts of its management in achievement key financial, operational and strategic objectives; and
•	Aid in attracting and retaining executive management, thus ensuring the long-range success of the company.

The Compensation Committee sets objective performance measures for the company as a whole and establishes corresponding performance goals for each participant under the annual incentive program, including our NEOs. In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

•	Minimum threshold before any annual performance bonus can be earned;
•	Target goal to incentivize a specific desired performance level; and
•	Maximum goal which requires an appropriate level of stretch for a maximum bonus to be earned.

After the end of the fiscal year, the Compensation Committee determines whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the annual performance goals. The Compensation Committee also evaluates each executive’s performance for the year and determines their overall cash performance bonus based on an assessment of their performance, among other things, against the following objectives:

•	Leadership and company strategy;
•	Business performance and development;
•	Accomplishment of strategic objectives;
•	Commitment to development of management;
•	Growth initiatives; and
•	Financial and operational objectives.

Chief Executive Officer (CEO)

The Board and Compensation Committee determined the CEO met the aforementioned objectives with the following accomplishments:

•	Successfully executed on the Portfolio Optimization Plan commenced in May 2018;
•

Lead a thorough review of operations resulting in Project 24, an initiative aimed at lower operating costs at our biorefineries, with full implementation at one plant and several other underway by year end;

•	Successfully lead implementation of the protein initiative at our Shenandoah facility and initiated the strategic repositioning of the company around the protein initiative;
•	Successfully lead the execution of transactions to take the cattle business off-balance sheet and to divest of JGP Energy Partners LLC further strengthening the balance sheet of the company; and
•

Provided effective and strong leadership through communication and visibility with employee town hall meetings, investor conferences, customer functions, government regulations activities, and ongoing relationships with the Board.

Chief Financial Officer (CFO)

The Board and Compensation Committee determined the CFO met the aforementioned objectives with the following accomplishments:

•	Completed issuance of convertible note and share repurchase;
•	Completed successful disposition of 50% of cattle operations and deconsolidation of approximately $324 million in debt;
•	Completed successful disposition of 50% of JGP Energy Partners LLC;
•	Completed three year extension of Grain revolver;
•	Worked with management team to develop strategy and execution plan for Project 24; and
•	Maintained an active investor relations program for GPI and GPP. Coordinated proactive responses to industry issues, earnings reports, financial strategy questions and segment reporting.

Chief Commercial Officer (CCO)

The Board and Compensation Committee determined the Chief Commercial Officer met the aforementioned objectives with the following accomplishments:

•	Successful negotiation of Optimal Fish transaction;
•	Development of strategic relationships with various seafood producers;
•	Initiation of outward facing farmer tool;
•	Assisted with implementation of the design of the protein initiative at our Shenandoah facility; and
•	Negotiated off-take agreement for new high protein at the Shenandoah facility.

Chief Accounting Officer (CAO)

The Board and Compensation Committee determined the CAO met the aforementioned objectives with the following accomplishments:

•	Managed all SEC filings to maintain compliance with regulations, including filing annual Proxy Statement, and completing Form 8-K pro-forma financial statements;
•	Successful implementation of new lease accounting standard under ASC 842;
•	Provided support and financial oversight regarding various transactions;
•	Implemented numerous simplification projects; and
•	Developed process improvements to shorten accounting close cycle.

Chief Legal and Administration Officer

The Board and Compensation Committee determined the Chief Legal and Administration Officer met the aforementioned objectives with the following accomplishments:

•	Successfully negotiated sale transactions;
•	MBO establishment and project plan development with project leaders;
•	Developed ESG position paper and disclosures;
•	Pursued and settled various legal claims and insurance recoveries;
•	Developed Political Action Committee and assisted in the raise of initial contributions; and
•	Worked with various trade associations and other key stakeholders for the implementation of E15.

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

◾

attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to executives at companies similar to us by generally setting target levels of annual total direct compensation opportunity for the NEOs within a competitive range of the median of our Pay Levels Peer Group;

◾	reward the achievement of specific annual, long-term and strategic goals;

◾

align the interests of our NEOs with those of our shareholders by placing a significant portion of total direct compensation at risk, through the use of equity-based LTIP awards and a share ownership and retention policy; and

◾	reward performance that exceeds that of our peer companies with the ultimate objective of improving shareholder value over time.

In the chart below, we have summarized how the executive compensation program supports these executive compensation program objectives.

OBJECTIVE	PROGRAM DESIGN
Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies similar to us.

◾  Designed the executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTIP award values that are aligned with the program’s principles and objectives and are competitive with the target compensation levels offered by our Pay Levels Peer Group.

Reward the achievement of specific annual, long-term and strategic goals.

◾  Provided approximately 86% of CEO 2019 annual target total compensation in incentive compensation and on average, approximately 67% of all other NEO’s annual target compensation at risk, incentive compensation (excluding our former Chief Financial Officer and EVP Natural Gas who both resigned during fiscal 2019).

◾  Provided sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

◾  Tied payouts under the annual incentive plan to key financial objectives, as well as strategic, operational and individual performance, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

◾  Based annual incentive awards primarily on quantifiable performance goals established by the committee, with payouts determined after the committee reviews and certifies performance results.

◾  PSUs granted as part of LTIP are tied to three-year, forward looking performance with vesting based on actual performance measured against performance goals established at the beginning of the performance period.

Align the interests of our NEOs with those of our shareholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based awards and a share ownership and retention policy, with the ultimate objective of improving shareholder value over time.

◾  Tied payout of PSUs granted to our NEOs as part of LTIP to three-year, forward-looking performance based on performance goals consistent with the Company’s objectives.

◾  Robust stock ownership guidelines.

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NASDAQ. The committee:

◾	oversees our various compensation plans and programs and makes appropriate design decisions;

◾	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives; and

◾	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and has an executive session without members of management present at each regular committee meeting. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://investor.gpreinc.com/corporate-governance. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. The committee has engaged Meridian to advise it in connection with the executive compensation program design since 2017. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from its independent compensation consultant:

◾	Total compensation paid to the NEOs;

◾	Our company’s long-term and short-term incentive program design and alignment with strategic and financial objectives;

◾

Our company’s performance, the industry in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives; and

◾

How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term shareholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our company’s business strategy and shareholder interests. During this process, the committee:

◾	Evaluates the design of our compensation program to align pay and performance;

◾	Evaluates the executive compensation program to ensure a continued nexus between executive compensation and the creation of shareholder value;

◾	Seeks to ensure that our company’s compensation programs remain competitive, including comparing the total direct compensation paid by our company with that of our Pay Levels Peer Group;

◾	Considers feedback received from our shareholders;

◾

Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy; and

◾	Takes into consideration appropriate corporate acquisitions, if any, and the resulting impact on the size and complexity of our company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our management and director compensation plans, policies and programs, and reviews benefit plans for management and other employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

Use of an Independent Compensation Consultant

The Compensation Committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. The committee has engaged Meridian, an independent executive compensation consulting firm, since 2017 to provide advice to the committee on our executive compensation program design.

Meridian is engaged directly by, and is fully accountable to, the committee and does not provide advice to management. The committee has determined that Meridian is independent based on the independence factors provided by the SEC and the NASDAQ.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

◾	To assess executive compensation opportunities (the “Pay Levels Peer Group”); and

◾

Beginning with the 2018 LTI awards, to assess the company’s long-term performance, and in particular, to assess relative total shareholder return for purposes of determining payouts for a portion of the PSU awards (the “Performance Peer Group”).

As discussed in more detail below, our company has a unique product offering that makes it difficult to establish a group of peer companies for evaluating the competitiveness of our NEOs’ compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

The Compensation Committee, in consultation with its former consultant Pearl Meyer & Partners, LLC (Pearl Meyer), selected companies for the Pay Levels Peer Group that have one or more of the following characteristics: (i) similar in size and financial performance to us, (ii) within a relevant industry group (including companies engaged in the production of ethanol, alternative fuels or gasoline oxygenates as well as the marketing and distribution of such fuels and companies engaged in the production of agriculture products), (iii) considered competitors to us according to analysts and advisory firms and other selection criteria. The composition of the peer group is periodically reviewed and, if appropriate, updated to ensure continued relevancy and to account for mergers, acquisitions, divestures or other business-related changes that may occur. The following companies comprised the Pay Levels Peer Group used to inform 2019 pay decisions:

The Andersons, Inc. / Calumet Specialty Products Partners, L.P. / CVR Energy, Inc. / Darling Ingredients Inc. / Delek US Holdings, Inc. / Denbury Resources Inc. / H.B. Fuller Company / Koppers Holdings Inc. / Methanex Corporation / Renewable Energy Group, Inc. / SM Energy Company/ Whiting Petroleum Corporation

The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons. For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive awards, as company size and location do not materially influence performance comparisons. Although the committee is referencing two different peer groups, there is a substantial overlap of companies in the two peer groups.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs within a competitive range of the market median at the Pay Levels Peer Group. The committee considers each executive’s experience, responsibilities, performance and internal equity when setting compensation opportunities. Where company performance is strong, executives have the opportunity to earn above median compensation. Where company performance is weaker, compensation will be below the market median.

Performance Peer Group

To better reflect the company’s operating segments of Feed, Food, and Fuel and the companies we compete with for employee talent and capital, in 2019, the Performance Peer Group was established for purposes of evaluating our performance under the 2019 PSU awards. In selecting the Performance Peer Group constituents, which are summarized in the table below, the Committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

Anadarko Petroleum	The Andersons	Apache Corporation	Archer-Daniels-Midland Company
Bunge Limited	Carrizo Oil & Gas	Concho Resources	ConocoPhillips
Darling Ingredients	Delek US Holdings	Devon Energy	EOG Resources Inc.
Forum Energy Technologies, Inc.	Halliburton Company	Helmerich & Payne	Hess Corporation
Marathon Oil	Matador Resources	Methanex Corp.	MGP Ingredients
Murphy Oil	Nabors Industries	Noble Energy, Inc.	Oasis Petroleum Inc.
Pacific Ethanol, Inc.	Patterson-UTI Energy	Renewable Energy Group	REX American Resources
SM Energy	SunOpta Inc.	Superior Energy Services	Valero Energy
Westlake Chemical	Whiting Petroleum	WPX Energy, Inc.

Mix of Salary and Incentive Awards (at Target)

The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance, excluding our former Chief Financial Officer and EVP Natural Gas who both resigned during fiscal 2019. These charts demonstrate our executive compensation program’s focus on variable, performance-based cash and equity-based compensation, through long-term equity awards and annual cash incentive awards.

Components of Fiscal 2019 Executive Compensation Program

BASE SALARY

Our company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on the executive’s position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

The chart below summarizes the annual base salary of our NEOs for fiscal 2019 and 2018.

NAME	FISCAL 2018 ANNUAL SALARY	FISCAL 2019 ANNUAL SALARY	PERCENTAGE INCREASE
Mr. Becker	$ 700,000	$ 700,000	0%
Mr. Simpkins (1)	$ 300,000	$ 400,000	33%
Mr. Neppl	$ 400,000	$ 400,000	0%
Mr. Cronin	$ 300,000	$ 300,000	0%
Mr. Kolomaya (2)		$ 280,000	N/A
Ms. Mapes (3)	$ 300,000	$ 350,000	17%
Mr. Metzler (4)	$ 300,000	$ 300,000	0%

(1)	Effective May 13, 2019, Mr. Simpkins assumed the CFO responsibilities from Mr. Neppl upon his resignation and his salary was increased effective May 13, 2019.
(2)	Mr. Kolomaya’s base salary was increased effective May 13, 2019 upon his promotion to Chief Accounting Officer. Comparative results are not provided as this is his first year as a NEO.
(3)	Ms. Mapes base salary was increased effective August 14, 2019.
(4)	Mr. Metzler resigned his position on November 19, 2019.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance and reward the achievement of critical objectives, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2019.

Annual Incentive Award Opportunities

In early 2019, the Compensation Committee established target annual incentive award opportunities for the NEOs for 2019, as summarized in the table below:

Fiscal 2019 Target Bonus Opportunities

Executive	Target Cash Bonus as a Percent of Base Salary	Potential Award Range as a Percent of Base Salary
Mr. Becker	200%	0 - 300%
Mr. Simpkins	80%	0 - 200%
Mr. Neppl	80%	0 - 200%
Mr. Cronin	80%	0 - 200%
Mr. Kolomaya	80%	0 - 200%
Ms. Mapes	80%	0 - 200%
Mr. Metzler	80%	0 - 200%

Annual Incentive Award Formula

In 2019, the Compensation Committee approved the following performance measures weighting and goals, and corresponding payouts, for use in determining payouts under the 2019 annual incentive program:

Objective	Weighting	Threshold Performance / 50% Payout	Target Performance / 100% Payout	Maximum Performance / 200% Payout (1)
Ethanol EBITDA	25%	($50 million)	$-	≥ $50 million
Non- Ethanol EBITDA (2)	25%	$100 million	$113 million	≥ $140 million
Safety (3)	10%	86 points	90 points	≥ 94 points
Opex Reduction / gallon (4)	6.5%	$0.31/gal	$0.295/gal	$0.28/gal
Project 24 / Protein Initiative (5)	8.5%	Earned on an individual project basis
Various finance related objectives (6)	10%	Earned on an individual project basis
MBOs / Individual Performance	15%	Earned through MBO Attainment

(1)	Maximum potential payout for each measure (as a % of the weighting at target) is 200% of target.
(2)

Non-ethanol EBITDA is calculated using the EBITDA from the agribusiness & energy services, food and Ingredients, partnership segments as well as EBITDA from the cattle operations assuming it was owned 100% for the entire year.

(3)

The plant safety goal is comprised of 11 different safety metrics inclusive of lost time, timeliness of incident reporting, safety training, completion of safety drills, environmental plan review and training, environmental incident, third party audit close outs, process safety management compliance, development of standard operating procedures (SOPs), for maintenance, and for rail, SOP training, other on the job training requirements and compliance with the Food Safety Modernization Act. Safety is measured on a point basis with a base line score of 100 with deductions for not meeting safety objectives.

(4)	Opex or operating expenses represents the ongoing costs of production of ethanol.
(5)

Our Project 24 initiatives are being undertaken at our non-ICM plants to reduce energy consumption and increase operational reliability and reduce our operating expense per gallon. Through our high protein initiative, we expect to achieve increase margins per gallon as a result of the ability to produce various high protein animal feed products.

(6)	Finance related matters include moving cattle off balance sheet, completion of the convertible debt offering, disposition of JGP and any additional ethanol plant sales.

Each measure is separately weighted and if performance falls between the specified performance levels, the payout earned will be determined using straight-line interpolation (for those measures with threshold, target and maximum performance goals).

The performance levels, aggregate performance required to earn a payout at each level and corresponding payouts for the NEOs are summarized in the table below:

	Payout as a % of the Target Bonus
Level of Attainment	CEO	Other NEOs
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%

Determination of Payouts

Following the end of 2019, the Compensation Committee assessed the company’s performance on the measures above and each of the NEOs individual performance, and determined the payout earned.

Objective	Weighting	Threshold Performance	Target Performance	Maximum Performance (1)	Actual Performance (2)
Ethanol EBITDA	25%	($50 million)	$-	≥ $50 million	($114.5 million)
Non- Ethanol EBITDA	25%	$100 million	$113 million	≥ $140 million	$114.8 million
Safety	10%	86 points	90 points	≥ 94 points	93.4
Opex Reduction / gallon	6.5%	$0.31/gal	$0.295/gal	$0.28/gal	$0.28/gal
Project 24 / Protein Initiative	8.5%	Assessed by the Compensation Committee on a project basis
Various finance related items	10%	Assessed by the Compensation Committee on a project basis
MBOs / Individual Performance	15%	Assessed by the Compensation Committee

(1)	Maximum potential payout for each measure (as a % of the weighting at target) is 200% of target.
(2)	EBITDA calculation for payout determination excludes certain corporate selling, general and administrative costs.

The Compensation Committee determined, after consultation with its independent compensation consultant, that based on company performance as described above, as well as strong performance on the Project 24, Protein Initiative and the finance related items, and the NEOs’ contributions and achievement of their individual objectives as described on page 21 above, to award the following bonuses for 2019, which for the NEOs that were employed for the entire year, ranged from 71% to 92% of each NEO’s 2019 target bonus, as illustrated in the table below:

EXECUTIVE	FISCAL 2019 TARGET BONUS OPPORTUNITY	2019 BONUS	PAYOUT AS A PERCENT OF TARGET
Mr. Becker	$1,400,000	$1,250,000	89.3%
Mr. Simpkins	$320,000	$237,500	74.2%
Mr. Neppl (1)	$320,000	$-	0%
Mr. Cronin	$240,000	$220,000	91.7%
Mr. Kolomaya	$224,000	$191,937	85.7%
Ms. Mapes	$280,000	$200,000	71.4%
Mr. Metzler (1)	$240,000	$-	0%

(1)	Neither Mr. Neppl nor Mr. Metzler received a bonus related to 2019 due to their respective resignations.

Notably, in the case of our Chief Executive Officer, the annual bonus awarded (89.3% of his target bonus) is below his target payout. The Committee also believes that the 2019 bonuses properly reflect the company’s performance and each executive’s contributions during the year and are consistent with our compensation philosophy and objectives.

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2019 that were tied to our performance. The principal objectives of the LTI awards are to (i) motivate our NEOs to drive sustained long-term shareholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our shareholders’ interests. The Committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

Grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives and to retain existing executives.

Fiscal 2019 Long-Term Incentive Awards

After reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2017 say on pay vote, the Committee made the following changes to the company’s LTI awards, beginning with the 2018 annual awards:

◾

As illustrated in the chart below, a shift was made from granting solely service-based RSAs based on an assessment of the prior-year’s results to annual grants of (i) PSUs tied to three-year, forward-looking performance (for 2019 awards, based 50% on average annual RONA and 50% on total shareholder return relative to our Performance Peer Group) and (ii) service-based RSAs that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant.

◾

In addition, in 2019 the Committee awarded additional RSAs to the NEOs, in order to foster retention and further align their interests with shareholders. The additional RSAs cliff vest on the third anniversary of the grant date.

◾	Overall, one-half of the NEO’s 2019 LTI opportunity was granted in PSUs and RSAs, respectively.

	Year 1	Year 2	Year 3	Year 4
RSAs	Grant	1/3 Vests	1/3 Vests	1/3 Vests
RSAs – Cliff Vest	Grant	-	-	Vests
PSUs	Performance Period			Earned

For 2019, the NEOs’ awards were granted 50% in PSUs, with the balance in service-based RSAs, a portion of which vest on the third anniversary of the grant date and a portion of which vest one third on the 1st, 2nd and 3rd anniversaries of grant.

◾	The performance levels and corresponding payouts established for RONA and TSR with respect to the 2019 PSU awards are summarized in the table below.

Performance Level	Payout % of Target Number of PSUs Earned
Maximum	150%
Target	100%
Threshold	50%
Below Threshold	0%

If performance falls between the specified performance levels, payouts will be determined using straight-line interpolation.

RONA was selected as a performance measure for 2019 PSU awards as strong RONA is important to our sustained financial success and TSR was selected to further link executive officers’ compensation to shareholder returns and drive shareholder value creation.

Fiscal 2020 Long-Term Incentive Awards

For 2020, the NEOs’ awards were granted 50% in PSUs, with the balance in service-based RSAs, all of which vest on the third anniversary of the grant date.

◾	The performance levels and corresponding payouts established for the Company’s Performance Goals described below with respect to the 2020 PSU awards are summarized in the table below.

Performance Level	Payout % of Target Number of PSUs Earned
Maximum	200%*
Target	100%
Below Target	0%

*Three executives, the Company’s CEO, CFO and CCO have a maximum opportunity of 300% of the target number of PSUs with further stretch Performance Goals necessary for achievement of such levels, as described below. If performance falls between the specified performance levels, payouts will be interpolated as determined by the Committee in its discretion.

The Performance Goals for the 2020 LTI awards set by the Compensation Committee are as follows:

•	100% vesting:
o	Incremental value achieved from the Company’s protein initiative of a specified cents per gallon;
o	A specified number of gallons of annual production; and
o	With a return on investment, defined as EBITDA /capital cost (“ROI”) of a specified percentage.
•	200% vesting:
o	Incremental value achieved from Company’s protein initiative that exceeds the 100% vesting target per gallon by 75%;
o	A specified amount of gallons of annual production that exceeds the 100% vesting gallon target by 150%; and
o	ROI that exceeds the 100% vesting ROI target by 50%.

And for those executives with a 300% Performance Goal as follows:

•	300% vesting:
o	Incremental value achieved from the Company’s protein initiative that exceeds the 100% vesting target per gallon by 125%;
o	A specified amount of gallons of annual production that exceeds the 100% vesting gallon target by 400%, or substantially all of the Company’s production, as approved by the Board; and
o	ROI that exceeds the 100% vesting ROI target by 114%.

The Compensation Committee views these performance goals to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent.

Additional detail with respect to the design of PSUs is provided below.

Performance Share Unit Awards. PSUs are tied to our company’s long-term strategic objectives to ensure that our NEOs’ compensation is directly linked to the achievement of sustained long-term operating performance and expected, resulting stock price performance. Reflective of the desire to balance prudent use of capital and returns to our shareholders, the committee determined that 2019 PSU awards will be earned based on a combination of our average annual RONA for a three-year performance period and our TSR relative to the Performance Peer Group (described on page 24 of the proxy) over the same period. PSUs are payable in shares of Common Stock on the vesting dates of the performance shares. Shares not earned in a given performance period expire and are forfeited. PSUs are also subject to potential forfeiture if an executive terminates their employment prior to vesting. The performance goals for the portion of the award tied to relative TSR is as follows:

Performance Level	Performance Goals	Payout % of Target Number of PSUs Earned
Maximum	80th Percentile or Higher	150%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Below 25th Percentile	0%

If the company’s absolute TSR is negative, payouts for the portion of the award based on TSR will be capped at target. Dividend equivalents on PSUs will be accrued and paid in company stock at the same time as PSUs are settled, but only if and to the extent PSUs are earned.

The 2019 annual RSA awards and PSU awards granted to the NEOs are summarized in the tables below:

EXECUTIVE	NUMBER OF RSAs	GRANT DATE VALUE	AWARD AS A % OF ANNUAL BASE SALARY

Mr. Becker	69,753	$1,070,000	153%

Mr. Simpkins	3,585	$55,000	14%

Mr. Neppl (1)	9,127	$140,000	35%

Mr. Cronin	5,215	$80,000	27%

Mr. Kolomaya	2,608	$40,000	14%

Ms. Mapes	5,216	$80,000	23%

Mr. Metzler (2)	9,779	$150,000	50%

EXECUTIVE	NUMBER OF PSUs	GRANT DATE VALUE	AWARD AS A % OF ANNUAL BASE SALARY

Mr. Becker	93,220	$1,427,278	204%

Mr. Simpkins	16,623	$254,512	64%

Mr. Neppl (1)	18,905	$289,452	72%

Mr. Cronin	11,734	$179,658	60%

Mr. Kolomaya	9,126	$139,727	50%

Ms. Mapes	14,993	$229,556	66%

Mr. Metzler (2)	13,038	$199,623	67%

The additional cliff vesting RSAs awarded to the NEOs for 2019 are summarized in the table below:

EXECUTIVE	NUMBER OF CLIFF VESTING RSAs	GRANT DATE VALUE	AWARD AS A % OF ANNUAL BASE SALARY

Mr. Becker	23,468	$360,000	51%

Mr. Simpkins	13,038	$200,000	50%

Mr. Neppl (1)	9,778	$150,000	37%

Mr. Cronin	6,519	$100,000	33%

Mr. Kolomaya	6,519	$100,000	36%

Ms. Mapes	9,778	$150,000	43%

Mr. Metzler (2)	3,259	$50,000	17%

(1)	Upon Mr. Neppl’s resignation on May 13, 2019, pursuant to the terms of his employment agreement all unvested awards were forfeited.
(2)	Upon Mr. Metzler’s resignation on November 19, 2019, all unvested RSA awards were settled and all unvested PSU awards were forfeited.

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 1% of a participant’s base salary, and a matching contribution of 100% of a participant’s contributions, up to 4% of a participant’s base salary.

We do not provide special or supplemental retirement benefits to our NEOs.

Perquisites and Other Personal Benefits

The company provides limited perquisites to the NEOs. Consistent with the benefits offered to all other eligible employees, the company provides our NEOs with (i) choice of various health care plans (ii) a matching contribution to the company’s 401(k) Plan, up to a maximum of $11,000 in 2019, as well as (iii) Company paid life insurance. In addition, in accordance with his employment agreement, Mr. Becker also receives additional insurance and disability benefits as well as a tax gross-up payment to cover the taxes associated with these benefits, the details of which are set forth below.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company has entered into Employment Agreements with Messrs. Becker and Simpkins and Ms. Mapes that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons.

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The Committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include Committee approved change of control provisions to provide reasonable protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control. The Compensation Committee may adjust base salary, bonus percentage or long-term incentives to levels that exceed the initial terms of the executive officers’ employment agreements based on its periodic review of compensation data.

STOCK OWNERSHIP AND RETENTION POLICY

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our shareholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our Common Stock at the following levels:

●	Chief Executive Officer, six times his annual base salary;
●	Chief Financial Officer, four times his annual base salary;
●	All other NEOs, three times their base salary; and
●	Non-Employee Directors, five times their annual cash retainer.

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

In addition, the company has a policy that prohibits any director or officer, at all times, or employee of the company who is aware of material nonpublic information relating to the company from (A) engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan, unless granted an exception by the Board. One director has shares currently pledged and has been granted a Board exception.

COMPENSATION RECOVERY (CLAWBACKS)

In early 2018, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may also determine to require the forfeiture of unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The Committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code places a limit of $1 million on compensation the company may deduct for federal income tax purposes in any one year with respect to any of certain covered officers employed by the company. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) in December 2017, compensation that was “performance-based” was excluded from this $1 million limitation and was deductible by the company. Under the TCJA, the performance-based exception has been repealed generally for tax years beginning after December 31, 2017. A limited exception applies to certain compensation that qualifies as performance-based compensation under pre-TCJA IRC Section 162(m), provided it is paid pursuant to a written binding contract in effect on November 2, 2017 and which has not been modified in any material respect on or after that date.

Although the committee considers tax deductibility in making its compensation decisions, the committee does not believe that compensation decisions should be determined solely by the amount of compensation that is deductible for federal income tax purposes. As a result, the Committee reserves the right to award compensation that may not be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

Alain Treuer, Chairman

Jim Anderson

Gene Edwards

Thomas Manuel

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2019, 2018 and 2017.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($) (1)	NON-EQUITY INCENTIVE PLAN COMP. ($) (2)	ALL OTHER COMP. ($) (3)	TOTAL ($)

Todd Becker (4)	2019	700,000	-	2,857,278	1,250,000	90,780	4,898,058
President and Chief Executive Officer	2018	670,833	-	2,910,877	900,000	90,646	4,572,356
	2017	525,000	670,000	3,222,400	-	87,607	4,505,007

Patrich Simpkins (4)	2019	363,636	-	509,512	237,500	5,639	1,116,287
Chief Financial Officer	2018	300,000	-	438,368	240,000	5,533	983,900
	2017	300,000	150,000	446,400	-	1,058	897,458

John Neppl (5)	2019	168,461	-	579,452	-	3,927	751,840
Former Chief Financial Officer	2018	400,000	-	572,561	320,000	11,353	1,303,914
	2017	124,359	85,000	600,000	-	4,223	813,582

Walter Cronin	2019	300,000	-	359,658	220,000	6,427	886,085
Chief Commercial Officer	2018	300,000	-	358,368	240,000	2,457	900,825
	2017	300,000	140,000	450,000	-	649	890,649

Paul Kolomaya (6)	2019	260,000	-	279,727	191,937	13,550	745,214
Chief Accounting Officer

Michelle Mapes (4)	2019	319,129	-	459,556	200,000	15,533	994,218
Chief Legal and Administration Officer and Corporate Secretary	2018	300,000	-	442,904	240,000	15,427	998,331
	2017	300,000	175,000	446,400	-	11,352	932,752

Michael Metzler (7)	2019	270,769	-	399,623	-	744,517	1,414,909
Former EVP Natural Gas and Power	2018	300,000	-	597,719	250,000	13,374	1,161,093
	2017	300,000	150,000	450,000	-	11,882	911,882

(1)

Amounts for “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC 718. A portion of restricted stock awards granted in 2019, 2018 and 2017 vest ratably, annually over the three-year period following the date of grant and a portion of restricted stock awards granted in 2019 and 2018 vest three years following the date of the grant. Performance share unit awards were granted to all NEOs in February 2019 which cliff-vest in February 2022 based on both the percentile ranking of the company’s TSR relative to the Performance Peer Group and the company’s average annual RONA. Performance share unit awards are included in the Stock Awards column above and presented as the fair value at the date of the grant based on both the Monte Carlo valuation model for the TSR factor and the company’s closing stock price for the RONA factor. The grant date fair value of the 2019 restricted stock awards, as well as, the target and maximum potential fair value of the performance share unit awards are also provided below. See Compensation Discussion and Analysis for additional information.

		PSUs
NAME	RSAs ($)	TARGET ($)	MAXIMUM ($)

Todd Becker	1,430,000	1,427,278	2,140,917
Mr. Simpkins	255,000	254,512	381,768
Mr. Neppl	290,000	289,452	434,178
Mr. Cronin	180,000	179,658	269,486
Mr. Kolomaya	140,000	139,727	209,509
Ms. Mapes	230,000	229,556	344,333
Mr. Metzler	200,000	199,623	299,434

(2)

The column for “Option Awards” has been omitted from this table because no compensation is reportable thereunder. “Non-equity incentive plan compensation” amounts were paid pursuant to the Incentive Plan.

(3)

“All Other Compensation” generally consists of our match to the executive officer’s 401(k) retirement plan, up to a maximum of $11,000 per employee for 2019 and 2018, and $10,800 per employee for 2017, and imputed income on Company-paid life insurance. In addition:

a.

For Mr. Becker, the amounts also include insurance and disability premiums paid by us of $43,586 and a gross-up to cover the taxes on this benefit of $34,735. See Employment Arrangements below for further information on our employment agreement with Mr. Becker.

b.	For Mr. Metzler, the amount also includes a payment equivalent to one half year salary of $150,000 and cash settlement of unvested RSAs totaling $581,342 upon his resignation.
(4)

Messrs. Becker, and Simpkins and Ms. Mapes were also named executive officers for GPP in 2019. Pursuant to the operational services and secondment agreement, Mr. Becker’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2019 was $32,302, $0, $131,850, $57,682 and $4,189, and for 2018 was $27,538, $0, $119,495, $36,946 and $3,721 respectively, Mr. Simpkins salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2019 was $16,780, $0, $23,512, $10,959 and $260, and for 2018 was $12,315, $0, $17,995, $9,852 and $227 respectively and Ms. Mapes’ salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2019 was $14,726, $0, $21,206, $9,229 and $717 and for 2018 was $12,315, $0, $18,182, $9,852 and $633 respectively.

(5)	Mr. Neppl’s employment began on September 11, 2017. He resigned his position effective May 13, 2019 at which time all unvested stock awards were forfeited.
(6)	Mr. Kolomaya became a NEO in 2019. As a result, only compensation paid or earned for 2019 is reported above.
(7)	Mr. Metzler resigned from his position on November 19, 2019.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2019.

	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)				ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS:	GRANT DATE FAIR VALUE OF
NAME (1)	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	NUMBER OF SHARES OF STOCK OR UNITS (#)	STOCK AWARDS ($)

Todd Becker		700,000	1,400,000	2,100,000				-	-
	2/25/19(3)	-	-	-				69,753	1,070,000
	2/25/19(4)	-	-	-				23,468	360,000
	2/25/19(5)	-	-	-	46,610	93,220	139,830		1,427,278
Patrich Simpkins		160,000	320,000	800,000				-	-
	2/25/19(3)	-	-	-				3,585	55,000
	2/25/19(4)	-	-	-				13,038	200,000
	2/25/19(5)	-	-	-	8,312	16,623	24,935		254,512
John Neppl (6)		160,000	320,000	800,000				-	-
	2/25/19(3)	-	-	-				9,127	140,000
	2/25/19(4)	-	-	-				9,778	150,000
	2/25/19(5)	-	-	-	9,453	18,905	28,358		289,452
Walter Cronin		120,000	240,000	600,000				-	-
	2/25/19(3)	-	-	-				5,215	80,000
	2/25/19(4)	-	-	-				6,519	100,000
	2/25/19(5)	-	-	-	5,867	11,734	17,601		179,658
Paul Kolomaya		112,000	224,000	560,000				-	-
	2/25/19(3)	-	-	-				2,608	40,000
	2/25/19(4)	-	-	-				6,519	100,000
	2/25/19(5)	-	-	-	4,563	9,126	13,689		139,727
Michelle Mapes		140,000	280,000	700,000				-	-
	2/25/19(3)	-	-	-				5,216	80,000
	2/25/19(4)	-	-	-				9,778	150,000
	2/25/19(5)	-	-	-	7,497	14,993	22,490		229,556
Michael Metzler (7)		120,000	240,000	600,000				-	-
	2/25/19(3)	-	-	-				9,779	150,000
	2/25/19(4)	-	-	-				3,259	50,000
	2/25/19(5)	-	-	-	6,519	13,038	19,557		199,623

(1)

Columns for “All other option awards: number of securities underlying options” and “Exercise or base price of option awards” have been omitted from this table because no compensation is reportable thereunder.

(2)	See Compensation Discussion and Analysis for additional information about the Annual Incentive Plan.
(3)	Represents restricted stock awards granted in 2019 which vest in equal installments on the first, second and third anniversaries of the date of the grant.
(4)	Represents restricted stock awards granted in 2019 which cliff vest on the third anniversary of the grant date.
(5)

Represents performance share unit awards granted in 2019 which cliff vest in 2022 based on both the percentile ranking of the company’s TSR relative to the Performance Peer Group and the company’s average annual RONA. Performance share unit awards are presented at the fair value on the date of grant based on both the Monte Carlo valuation model for the TSR factor and the company’s closing stock price for the RONA factor. See footnotes of the Summary Compensation Table for target and maximum performance share unit values.

(6)	Mr. Neppl resigned on May 13, 2019, and his equity awards under his employment agreement were forfeited.
(7)	Mr. Metzler resigned on November 19, 2019, at which time his RSAs were cash settled and PSUs were forfeited.

Employment Agreements

Mr. Becker. Effective October 16, 2008, we entered into an employment agreement with Mr. Becker to serve as our President and Chief Operating Officer. Mr. Becker was named President and Chief Executive Officer on January 1, 2009. Mr. Becker’s employment agreement was amended in December 2009 to provide for a tax gross-up payment in the event of any tax payments on fringe benefits. Mr. Becker’s agreement was subsequently amended in March 2018 to remove the excise tax gross-up provision. The terms of the employment agreement provide that Mr. Becker will receive the following: (i) an annual base salary, currently at $700,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) annual awards of long-term incentive benefits of a type and level that is competitive with long-term incentive plan benefits provided to chief executive officers of public companies of comparable size in similar industries, and (iv) a fully exercisable option to acquire 150,000 shares at an exercise price equal to $10 per share. Mr. Becker’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Becker will receive one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions, and all outstanding options and other equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Simpkins. Effective May 7, 2012, we entered into an employment agreement with Mr. Simpkins. The terms of the employment agreement provide that Mr. Simpkins will receive (i) an annual base salary, currently at $400,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by the company, (iv) equity incentive compensation grants totaling 50,000 shares, and (v) other benefits that are generally available to Company employees. Mr. Simpkins’ employment is “at-will” and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Simpkins will receive six months base salary and all outstanding equity awards shall fully vest. If such termination occurs following a change of control, he will receive twelve months base salary, a pro-rata bonus for the year of termination the amount of which should not be less than the annual target bonus and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Ms. Mapes. Ms. Mapes joined the company in 2009 and entered into an employment agreement with us effective February 3, 2020. The agreement provides for (i) an annual base salary, currently at $350,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by us, and (iv) participation in our benefit plans. Ms. Mapes’ employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Ms. Mapes will receive six month’s base salary and all outstanding equity awards would fully vest provided however if such termination occurs following a change of control, she will receive twelve months base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Cronin and Mr. Kolomaya. Mr. Cronin and Mr. Kolomaya have not entered into an employment agreement with Green Plains. The company has provided Mr. Cronin and Mr. Kolomaya with an offer letter setting forth the terms of their “at-will” employment, which may be terminated at any time, by either party, for any reason whatsoever. See Potential Payments upon Termination or Change in Control for additional information.

See Compensation Discussion and Analysis for further details on 2019 performance objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to stock awards and equity incentive plan awards for each named executive officer that have not vested and are outstanding as of December 31, 2019:

	STOCK AWARDS

	RESTRICTED STOCK AWARDS		PERFORMANCE SHARE UNITS (1)
NAME		NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)
Todd Becker	3/2/17(3)	44,203	682,052	-	-
	3/19/18(4)	60,514	933,731	80,716	1,245,448
	2/19/19(5)	93,221	1,438,400	93,220	1,438,385

Patrich Simpkins	3/2/17(3)	6,123	94,478	-	-
	3/19/18(4)	15,059	232,360	6,887	106,266
	2/19/19(5)	16,623	256,493	16,623	256,493

John Neppl (6)		-	-	-	-

Walter Cronin	3/2/17(3)	6,173	95,249	-	-
	3/19/18(4)	10,652	164,360	6,887	106,266
	2/19/19(5)	11,734	181,056	11,734	181,056

Paul Kolomaya	3/2/17(3)	5,555	85,714	-	-
	3/19/18(4)	10,744	165,780	5,372	82,890
	2/19/19(5)	9,127	140,830	9,126	140,814

Michelle Mapes	3/2/17(3)	6,123	94,478	-	-
	3/19/18(4)	12,763	196,933	8,815	136,015
	2/19/19(5)	14,994	231,357	14,993	231,342

Michael Metzler (7)		-	-	-	-

(1)

Reflects the target number of performance share units granted. Performance share awards granted in 2019 and 2018 cliff-vest three years following the grant date based on both the percentile ranking of the company’s TSR relative to the Performance Peer Group and the company’s average annual RONA.

(2)	The closing stock price of our Common Stock on December 31, 2019 of $15.43 was used to calculate the market value of shares and units that have not vested.
(3)

The restricted stock awards granted in 2017 vest in equal installments on the first, second and third anniversaries of the date of grant. The amount above represents the balance of the award vesting on March 2, 2021.

(4)

A portion of the March 19, 2018 restricted stock awards vest in equal installments on the first, second and third anniversaries of the date of grant and a portion of restricted stock awards cliff vest three years following the date of grant. The PSUs cliff vest three years following the date of grant, subject to attainment of performance goals.

(5)

A portion of the February 19, 2019 restricted stock awards vest in equal installments on the first, second and third anniversaries of the date of grant and a portion of restricted stock awards cliff vest three years following the date of grant. The PSUs cliff vest three years following the date of grant, subject to attainment of performance goals.

(6)	Mr. Neppl resigned on May 13, 2019, and pursuant to the terms of his employment agreement all unvested awards were forfeited.
(7)	Mr. Metzler resigned on November 19, 2019, at which time all unvested RSA awards were cash settled and all PSUs were forfeited.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 31, 2019, and the value of any restricted stock that vested during the fiscal year ended December 31, 2019.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Todd Becker (1)	-	-	138,644	2,106,174
Patrich Simpkins (2)	-	-	17,081	259,807
John Neppl (3)	-	-	3,444	58,445
Walter Cronin (4)	-	-	17,130	260,574
Paul Kolomaya (5)	-	-	14,771	224,492
Michelle Mapes (6)	-	-	17,724	270,719
Michael Metzler (7)	-	-	61,173	911,095

(1)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 22,662 shares of the 74,239 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 19,605 shares of the 44,203 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 8,960 shares of the 20,202 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(2)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 2,876 shares of the 8,661 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 1,798 shares of the 6,124 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 674 shares of the 2,296 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(3)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On March 19, 2019, the company withheld 1,011 shares of the 3,444 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(4)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 2,874 shares of the 8,661 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 1,812 shares of the 6,173 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 674 shares of the 2,296 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(5)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 2,565 shares of the 7,424 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 1,631 shares of the 5,556 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 526 shares of the 1,791 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(6)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 2,875 shares of the 8,661 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 1,798 shares of the 6,124 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 863 shares of the 2,939 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(7)

Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 12, 2019, the company withheld 3,941 shares of the 12,373 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 2, 2019, the company withheld 1,812 shares of the 6,173 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2019, the company withheld 944 shares of the 3,214 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On December 6, 2019, the company withheld 13,187 shares of the 39,413 shares of restricted stock that vested upon termination to satisfy the NEO’s tax withholding obligations.

Potential Payments upon Termination or Change in Control

Employment Agreement for Mr. Becker

We have an employment agreement with Mr. Becker. See Employment Agreements above for additional information. Upon termination without cause or for good reason, Mr. Becker is entitled to (a) one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, (b) up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and (c) certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions and all outstanding options and other equity awards would fully vest, including PSUs which settle at target.

For such purposes, cause is defined as one of the following: (a) a material breach by the executive of the terms of this agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of, or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to us. For purposes of this definition, no act, or failure to act, on the executive’s part shall be considered willful unless done, or omitted to be done, by the executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, our best interests. Notwithstanding the foregoing, the executive shall not be deemed to have been terminated for cause unless and until the executive has received a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice to the executive and an opportunity for the executive, together with his counsel, to be heard by the Board), finding that, in the good faith opinion of the Board, the executive is guilty of the conduct set forth above in (a), (b), (c) or (d) of this definition and specifying the particulars thereof in detail.

For such purposes, good reason is defined as any of the following if the same occurs without the executive’s express written consent: (a) a material diminution in executive’s base salary as described in the employment agreement; (b) a material diminution in executive’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom the executive is required to report; (d) a material change in the geographic location at which the executive must perform the services (for this purpose, any relocation of more than 50 miles is deemed a material change); (e) any material reduction or other adverse change in the executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by us under the employment agreement. To terminate for good reason, the executive must incur a termination of employment on or before the second anniversary of the initial existence of the condition.

Employment Agreement for Mr. Simpkins

On May 7, 2012, we entered into an employment agreement with Mr. Simpkins. See Employment Agreements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary and all outstanding equity awards will fully vest, including PSUs which settle at target. The definitions for cause and good reason are the same as described above for Mr. Becker, except that the definition of good reason for Mr. Simpkins does not specify the distance for an applicable relocation.

Employment Agreement for Ms. Mapes

On February 3, 2020, we entered into an employment agreement with Ms. Mapes. See Employment Agreements above for additional information. Upon termination without cause or for good reason, she will receive an amount equal to six months base salary and all outstanding equity awards will fully vest, including PSUs which settle at target. The definitions for cause and good reason are the same as described above for Mr. Becker.

Equity Acceleration

2009 and 2019 Equity Incentive Plans. Awards outstanding under the 2009 and 2019 Equity Incentive Plans will fully vest upon a change in control (a) if not fully converted and assumed, or (b) if the awards are converted and assumed, after a qualifying termination. Qualifying termination is defined as a termination of employment within twenty-four months following a change in control (i) by us other than for cause, gross negligence, or deliberate misconduct which demonstrably harms us or (ii) by the participant for good reason, if it is defined in the applicable award agreement or employment agreement. A change in control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of our combined voting power;

(b) there is a merger, consolidation, or other business combination transaction with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the company (or surviving entity) outstanding immediately after such transaction;

(c) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who entered into an agreement with us to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors still in office, who either were directors at the beginning of the two-year period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(d) all or substantially all of our assets are sold.

The following tables provide information on potential benefits that could be received by the NEOs with employment agreements upon a termination without cause or for good reason and in connection with a change in control. Unless equity awards are not assumed by a buyer, change in control benefits only are paid when there is a “double trigger event” i.e. both the change in control along with a qualifying termination of the executive. The tables assume a termination of each officer’s employment as of December 31, 2019. The closing price of our Common Stock on the last trading day of 2019 was $15.43. Post-termination health care represents the approximate value of such benefits.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Todd Becker
Termination Compensation
Base Salary and Bonus (1)	2,800,000	-
Equity Vesting (2)	5,738,016	5,738,016
Benefits and Perquisites
Post-Termination Health Care	24,499	-
Certain Relocation Benefits (3)	-	-
Total	8,562,515	5,738,016

(1)	Represents one year of base salary plus a bonus equal to the greater of his maximum bonus for that year or the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.
(3)

Relocation assistance in the event of termination without cause or for good reason, or for a termination following a change in control if relocation is more than 50 miles beyond Omaha, Nebraska within six months of such time. The value of such assistance cannot be determined until such an event occurs.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Patrich Simpkins
Termination Compensation
Base Salary and Bonus (1)	200,000	720,000
Equity Vesting (2)	946,090	946,090
Total	1,146,090	1,666,090

(1)

For termination without cause represents a payment of 6 months base salary. For change in control, represents 12 months base salary and a pro-rated bonus which should not be less than the annual target of 80%.

(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Michelle Mapes
Termination Compensation
Base Salary (1)	175,000	350,000
Equity Vesting (2)	890,126	890,126
Total	1,065,126	1,240,126

(1)	For termination without cause represents a payment of 6 months base salary. For change in control, represents 12 months base salary.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.

On May 13, 2019, Mr. Neppl resigned at which time all outstanding RSAs and PSUs were forfeited.

On December 6, 2019, Mr. Metzler received a termination payment of $150,000 representing six months of base salary and a payment of $581,342 in exchange for the cash settlement of his RSAs. All PSUs were forfeited.

Compensation Risk Assessment

With the help of its compensation consultant, in 2017 the Compensation Committee reviewed our executive compensation policies and practices, and determined that our executive compensation programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee also reviewed our compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, with none being identified in our programs.

Moreover, the Compensation Committee determined that, for all employees, our non-executive compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation, as these programs are fully discretionary after performance for the relevant period has been achieved, recommended by senior management to the Compensation Committee and reviewed at such time to support our goals and objectives.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Todd Becker, our Chief Executive Officer (our “CEO”).

For 2019, our last completed fiscal year:

•	The annual total compensation of our median employee, other than our CEO, was $70,098; and
•	The annual total compensation of our CEO was $4,910,098.

Based on this information, for 2019 the ratio of annual total compensation of Mr. Becker, our CEO, to the annual total compensation of our median employee was 70 to 1.

To identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.

We determined that, as of December 31, 2019, the last day of our payroll, our total employee population consisted of 828 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time and temporary employees.

2.

To identify the median employee from our employee population, we calculated the amount of salary, and other wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service as taxable wages. We annualized the compensation for any full-time employees that were not employed by us for all of 2019. We also excluded employees from Green Plains Cattle Company LLC in which we sold a 50% interest in.

3.

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $70,098. The difference between such employee’s salary, wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s health care benefits.

5.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table include in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health care benefits, estimated at $12,039 to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $4,910,098, which exceeds the amount reported for him in the Summary Compensation Table by $12,039.

Compensation of Directors

Upon the recommendation of the Compensation Committee, we compensate our non-employee directors through a retainer structure for knowledge of us and the industry in which we operate, serving in a stewardship role, preparing for and attending Board and committee meetings, and serving as a committee Chairman. During 2019, each non-employee director was paid a cash retainer of $75,000 for serving on the Board, including serving on Board committees. In addition, the Chairman of the Board received a $20,000 retainer, the Audit Committee Chairman received a $20,000 retainer, the Compensation Committee Chairman received a $10,000 retainer and the Nominating and Governance Committee Chairman received a $4,000 retainer. Additionally, annual individual restricted stock grants were awarded equal to $125,000 in value, as measured on the date of grant. Board members are also reimbursed for travel and other business-related expenses. The Board has adopted stock ownership guidelines for its directors at five times their annual cash retainer, or $375,000.

The Compensation Committee retained Pearl Meyer, an independent consultant, during 2016 to evaluate our non-employee director compensation program and provide recommendations for appropriate changes, if any, to achieve market-competitiveness and consistency with recognized corporate governance best practices. With an objective that total compensation for all non-employee directors would be awarded within a range of the 50th to 75th percentile of industry compensation defined by our peer group analysis and other methodologies consistent with industry practice, in 2016, the Board approved an increase in the annual individual restricted stock grants from $100,000 to $125,000.

On May 10, 2019, the company’s non-employee directors each received a grant of 7,730 shares of restricted stock with an award value of $125,000 pursuant to the 2009 Equity Incentive Plan, as amended. The award vests and shares of Common Stock are issued after one year.

As an employee, Mr. Becker does not receive director compensation. See Summary Compensation Table for information on his compensation.

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 31, 2019.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Wayne Hoovestol, Chairman	95,000	125,000	-	-	220,000
Jim Anderson	75,000	125,000	-	-	200,000
James Crowley	95,000	125,000	-	-	220,000
Gene Edwards	75,000	125,000	-	-	200,000
Gordon Glade	75,000	125,000	-	-	200,000
Ejnar Knudsen	75,000	125,000	-	-	200,000
Thomas Manuel	75,000	125,000	-	-	200,000
Brian Peterson	79,000	125,000	-	-	204,000
Alain Treuer	85,000	125,000	-	-	210,000

(1)

Amounts for “Stock awards” reflect the aggregate grant date fair value of annual restricted stock grants pursuant to the Plan computed in accordance with ASC 718. On May 10, 2019, our non-employee directors, received a grant of restricted stock with an award value of $125,000, or 7,730 shares of restricted stock all of which were outstanding as of December 31, 2019. This grant represents noncash compensation for Board service for the year following that date.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2019 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

◾	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

◾	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

◾	the number of securities that remain available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (1)
Equity compensation plans approved by security holders	295,403	(2)	16.95	(3)	942,307

Total	295,403		16.95		942,307

(1)

The maximum number of shares that may be issued under the 2019 Equity Incentive Plan as option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct share issuances and other stock-based awards is 4,110,000 shares of our Common Stock, which includes shares remaining under the 2009 Equity Incentive Plan that were rolled into the 2019 Equity Incentive Plan in 2019.

(2)	Includes 10,000 non-qualified stock options exercisable on December 31, 2019 and 285,403 PSUs representing the target number of performance share units outstanding on December 31, 2019.
(3)	Represents weighted average exercise price of non-qualified stock options only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 12, 2020, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding Common Stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,539,067	15.8%
Mangrove Partners Master Fund, Ltd (3) 645 Madison Avenue, 14th Floor New York, NY 10022	3,595,457	10.3%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Building One Austin, TX 78746	3,182,925	9.1%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	2,975,703	8.5%
Rubric Capital Management LP (6) 767 3rd Avenue New York, NY 10017	2,335,000	6.7%
The Bank of New York Mellon Corporation (7) 240 Greenwich Street New York, NY 10286	1,958,376	5.6%

(1)	Percentage calculated based on 35,048,692 shares of Common Stock outstanding as of March 12, 2020.
(2)	BlackRock Inc. – filed on February 4, 2020; shares are beneficially owned with sole voting power over 5,409,720 of the shares and the power to dispose of 5,539,067 of the shares.
(3)	Mangrove Partners Master Fund, Ltd – filed on February 7, 2020; shares are beneficially owned with shared voting power over all of the shares and shared dispositive power over all of the shares.
(4)

Dimensional Fund Advisors LP (DFA) – filed on February 12, 2020; in its role as investment advisor, sub-advisor and/or manager, DFA may be deemed to be beneficial owner of these shares, but it disclaims beneficial ownership of these shares; in this role, shares are beneficially owned with sole voting power over 3,081,457 of the shares and sole dispositive power over 3,182,925 of the shares.

(5)

The Vanguard Group, Inc. – filed on February 10, 2020; shares are beneficially owned with sole voting power over 34,025 of the shares, shared voting power over 2,140 of the shares, sole dispositive power over 2,944,449 of the shares and shared dispositive power over 31,254 of the shares.

(6)	Rubric Capital Management LP – filed on February 14, 2020; shares are beneficially owned with shared voting power over all of the shares and shared dispositive power over all of the shares.
(7)

The Bank of New York Mellon Corporation – filed on July 10, 2019; shares are beneficially owned with sole voting power over 1,911,615 of the shares, sole dispositive power over 1,821,662 of the shares and shared dispositive power over 136,714 of the shares.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock, as of March 12, 2020, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF TOTAL (3)	GPP UNITS BENEFICIALLY OWNED (4)	PERCENTAGE OF TOTAL (4)

Todd Becker	407,862	1.2	57,556	*
Alain Treuer (5)	321,118	*
Wayne Hoovestol (6)	170,900	*
Patrich Simpkins	126,619	*	5,000	*
Brian Peterson (7)	87,851	*
Jim Anderson	84,472	*
Gordon Glade (8)	77,389	*
Paul Kolomaya	75,168	*	1,500	*
Walter Cronin	46,603	*
Gene Edwards	45,620	*
Ejnar Knudsen	41,956	*
James Crowley	34,423	*
Michelle Mapes	31,078	*
Thomas Manuel	27,776	*

Executive Officers and Directors as a Group (21 persons) (4)	1,625,463	4.6	173,006	0.7

*	Less than 1%.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(3)	Percentage calculated based on 35,048,692 shares of Common Stock outstanding as of March 12, 2020.
(4)

Includes common units of GPP held directly by executive officers as of March 12, 2020, with percentage calculated based on 23,160,551 common units outstanding. Directors of the company, except for Mr. Becker and Mr. Simpkins, are not directors of GPP. Accordingly, holdings of GPP units by our outside directors, if any, are not reported in this table.

(5)

Mr. Treuer has a Board approved pledge exception and has pledged shares of Common Stock pursuant to brokerage margin account arrangements. See page 10 for a summary of our policy on hedging and pledging of Common Stock.

(6)

Includes 17,000 shares owned by Mr. Hoovestol’s wife. Mr. Hoovestol has a Board approved pledge exception and has pledged shares of Common Stock pursuant to a loan arrangement. See page 10 for a summary of our policy on hedging and pledging of Common Stock.

(7)	Includes 15,000 shares that Mr. Peterson owns jointly with his child.
(8)	Includes 11,988 shares owned by entities in which Mr. Glade has ownership.

PROPOSAL 2 – AMENDMENT TO THE GREEN PLAINS INC. 2019 EQUITY INCENTIVE PLAN TO INCREASE AVAILABLE SHARES

Introduction

On May 8, 2019, shareholders’ approved the 2019 Equity Incentive Plan (the “Plan”), replacing the 2009 plan which expired in May 2019. The purpose of the Plan, which was approved by the company’s shareholders at the 2019 annual meeting of shareholders, is to promote the interests of the company and its shareholders by aligning the interests of participants with the interests of the company’s shareholders. The aggregate number of shares of Common Stock that currently may be issued under all stock-based awards made under the Plan is 4,110,000.

On March 19, 2020, the Board adopted, subject to shareholder approval, an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan as stock-based awards from 4,110,000 to 5,710,000.

Equity awards are currently granted to employees, non-employee directors and consultants pursuant to the Plan. The table below provides updated information about our common stock subject to equity compensation plans as of March 19, 2020.

Total as of March 19, 2020
Shares Available for Future Awards under the Plan	331,738
Shares Subject to Outstanding Full Value Awards	1,186,428

As of March 19, 2020, approximately 331,738 shares remained available for awards under the Plan (1,931,738 shares if Proposal 2 is approved by shareholders).

The Board believes that equity incentive compensation is essential in attracting, retaining and motivating individuals. The flexibility of the Plan in types and specific terms of awards allows future awards to be based on then-current objectives for aligning compensation with shareholder value. Shareholder approval of the amendment to increase the number of shares of Common Stock that may be issued under the Plan will permit the company to award equity incentives that help achieve these goals.

The following is a summary of the material terms of the Plan, as amended by this amendment, and is qualified in its entirety by reference to the Plan. A copy of the amendment is included as Appendix A to this Proxy Statement and may also be obtained from us free of charge upon request.

Summary of the 2019 Equity Incentive Plan

Administration

The Compensation Committee, which is comprised of four Independent Directors, administers the Plan and has full power and authority to determine when and to whom awards are granted, consistent with the provisions of the Plan. Subject to the provisions of the Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the Plan, and establish rules and regulations for the administration of the Plan.

Eligible Participants

Any employee, director or consultant of the company or its subsidiaries, who is selected by the Compensation Committee, is eligible to receive an award under the Plan. As of December 31, 2019, the company had approximately 828 employees and nine non-employee directors eligible to participate.

Shares and Amounts Available For Awards

The aggregate number of shares of Common Stock that may be issued under all stock-based awards made under the Plan is 4,110,000. Shares related to awards that are forfeited, terminated, or are withheld from issuance to pay a participant’s tax withholding liability are added back and are available again under the Plan. Subject to adjustment for certain corporate transactions, no participant may be granted stock options or stock appreciation rights (“SARs”) in any year with respect to more than 500,000 shares, and no participant may be granted restricted stock, restricted stock units, performance shares and other stock-based awards in any year with respect to more than 500,000 shares that are intended to comply with the performance based exception under Section 162(m) of the Internal Revenue Code (“the Code”). The maximum dollar value that may be earned by any participant in any 12-month period with respect to performance units that are intended to comply with the performance based exception under Section 162(m) of the Code and are denominated in cash is $5,000,000.

Terms of Awards

General.  Awards may be granted alone or in addition to any other award granted under the Plan or any other compensation plan. Awards may be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, or shares of Common Stock, or any combination of these in a single payment. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR. The fair market value of a share under the Plan is the closing price on any securities exchange or NASDAQ or other over-the-counter market on which the shares are listed on the date of determination. If the shares are not listed, the Compensation Committee will determine the fair market value of the shares. The term of awards will not be longer than 10 years. Generally, awards must require a minimum period of service of at least one year after the grant date before they vest. However, awards for up to 5% of the shares that may be issued under the Plan may provide for vesting prior to one year after the grant date.

Awards other than options and SARs may be granted subject to the achievement of performance goals. The performance goals may be established by the Compensation Committee from time to time. The performance goals may be one or more of the following business criteria:

1)	Revenue;
2)	Operating income (before or after taxes);
3)	Pre- or after-tax income (before or after allocation of corporate overhead and bonus);
4)	Net income (before or after taxes);
5)	Earnings (including earnings before taxes; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
6)	Earnings per share;
7)	Economic value-added models or equivalent metrics;
8)	Cash flow or cash flow per share (before or after dividends);
9)	Stock price;
10)	Total shareholder return;
11)	Market share;
12)	Regulatory achievements;
13)	Implementation, completion or attainment of measurable objectives with respect to research, development, products, or projects;
14)	Production volume levels;
15)	Reductions in costs;
16)	Improvement in or attainment of expense levels or working capital levels;
17)	Operating margins, gross margins, or cash margin;
18)	Year-end cash;
19)	Debt reductions;
20)	Return on equity;
21)	Return on assets or net assets;
22)	Return on capital (including return on total capital or return on invested capital);
23)	Cash flow return on investment;
24)	Efficiency ratio (non-interest expense, divided by total revenue);
25)	Asset management;
26)	Asset quality;
27)	Asset growth or budget achievement.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, and may be established separately for the company as a whole or for our various groups, divisions or subsidiaries.

Stock Options.  The holder of an option is entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or in previously-acquired shares of Common Stock, or at the discretion of the Compensation Committee, by any other lawful means. Options are either “incentive stock options (“ISOs”)” within the meaning of Section 421 of the Code or “nonqualified stock options” and will vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee. The exercise price is established by the Committee and cannot be less than the fair market value of a share on the date of grant; the exercise price of an incentive stock option granted to an employee who owns 10% or more of the combined voting power of our stock will not be less than 110% of the fair market value of a share on the date of grant. The aggregate fair market value of Common Stock for which ISOs are granted and which are first exercisable in any one calendar year by any one employee may not exceed $100,000 in fair market value, which is determined as of the date of the grant.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares of Common Stock over the grant price of the SAR. Such amount shall be paid in shares of Common Stock or in cash, as specified in the award agreement. SARs shall vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of Common Stock subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee. The holder of restricted stock is entitled to vote the shares and to receive any dividends declared on the shares; however, any dividends declared in shares are subject to the same restrictions as the underlying shares. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of Common Stock, at some future date determined by the Compensation Committee. The holder of restricted stock units will not have voting rights but will receive dividends paid with respect to the underlying shares. If the participant’s employment terminates during the vesting period for any other reason, the Restricted Stock and Restricted Stock Units will be forfeited, unless the Compensation Committee determines that it would be in the company’s best interest to waive any remaining time-based restrictions.

Performance Awards.  Performance awards give participants the right to receive payments in cash, or shares based solely upon the achievement of certain performance goals during a specified performance period. Any shares granted may be subject to any restrictions as determined by the Compensation Committee.

Stock-Based Awards.  The Compensation Committee may grant other equity-based awards, including unrestricted shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and limitations imposed by the Plan. The awards may be conditioned on meeting performance goals.

Duration, Termination and Amendment.  Unless discontinued or terminated by the Board, the Plan will expire on the ten year anniversary of the Plan, estimated as May 8, 2029. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board may amend, alter or discontinue the Plan at any time, although shareholder approval must be obtained if required to maintain compliance with the Code, by any applicable law or for any action that would, absent such approval, violate the rules and regulations of any securities exchange applicable to the company.

Repricing Awards

The Compensation Committee may cancel outstanding options and SARs and replace them with either new options or SARs covering the same or a different number of shares but with an exercise price not less than fair market value on the new grant date, but only with shareholder approval. The Compensation Committee also may reduce the exercise price of options or SARs to a price not less than the then current fair market value of Common Stock on the date of adjustment, but only with shareholder approval. Previously, shareholder approval was not required to cancel and replace options and SARs, or to reprice options and SARs, and the Compensation Committee was able to buy-out options and SARs for cash or shares.

Change in Control

Upon change in control, as defined in the Plan, all outstanding options, SARs, restricted stock and restricted stock units that are not converted into similar awards with respect to the survivor or successor parent corporation shall become fully vested and, in the case of options and SARs, fully exercisable. Options, SARs, restricted stock and restricted stock units that are converted into similar awards with respect to the survivor or successor parent corporation upon a change in control shall vest and, in the case of options and SARs, become fully exercisable upon a qualifying termination, as defined in the Plan.

Unless provided otherwise in an award agreement or employment agreement, performance shares will be converted into restricted stock upon a change in control. If the restricted stock is not converted into stock or units of the survivor or successor parent corporation, the restricted stock will vest upon a change in control, and if the restricted stock is converted into stock or units of the survivor or successor parent corporation, it will vest upon a qualifying termination.

Unless otherwise provided in an award agreement or employment agreement, performance units shall be converted into time-vesting restricted cash upon a change in control, and will vest upon a qualifying termination or in accordance with the vesting schedule under the original award if earlier.

Transferability of Awards

Unless otherwise provided by the Compensation Committee, awards under the Plan may only be transferred by will or by the laws of descent and distribution. The Compensation Committee may permit a participant to transfer all or a portion of his awards to members of his immediate family, to trusts for the benefit of immediate family members, or to family limited partnerships in which the participant and his family members are the only partners.

Federal Income Tax Consequences

Grant of Stock Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the company will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and the company will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and generally deductible by the company, subject to applicable limits of the Code.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option, a non-qualified stock option or SAR. Generally, there will be no tax consequence to the company in connection with the disposition of shares acquired under a non-qualified option or SAR. If shares purchased pursuant to the exercise of an ISO are not disposed of by the employee within two years from the date of grant of the option or within one year after the transfer of shares to him, the entire gain, if any, realized upon disposition will be taxable to the employee as long-term capital gain or loss and the company will not be entitled to any federal income tax deduction. If an employee sells or exchanges the shares acquired under an ISO before the expiration of the required holding period, the employee will realize ordinary income in the year of such disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise (minus the exercise price) or the selling price (minus the exercise price). In such event, the company will be entitled to a tax deduction in the year of disposition equal to the amount of ordinary income recognized by the employee, subject to the limits of the Code if applicable.

Awards Other than Options and SARs.  As to other awards granted under the Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income in the year of receipt equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. The company will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of Common Stock that are restricted from transfer and subject to a substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. The company will generally be entitled at that time to an income tax deduction for the same amount.

Application of Section 16.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.  Under the Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to the company to satisfy federal and state income tax obligations.

New Plan Benefits.  The Compensation Committee, in its sole discretion, will determine the number and types of other awards that will be granted.

Required Vote

Upon the recommendation of management, the Board adopted the amendment to the Green Plains Inc. 2019 Equity Incentive Plan and recommends to the shareholders that they vote FOR the approval of the amendment to the Plan. The affirmative vote of the holders of a majority of the voting power of the shares present, in person (online) or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the Plan. It is intended that, unless otherwise instructed, the shares represented by the Proxy (other than broker non-votes) will be voted “For” the approval of the Plan.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” the amendment to Green Plains Inc. 2019 Equity Incentive Plan set forth in Proposal 2.

PROPOSAL 3 – RATIFICATION OF COMPANY’S AUDITORS

Introduction

The board has assessed the performance and independence of KPMG LLP (KPMG) and recommends that KPMG be re-appointed as the company’s auditors for the fiscal year ending December 31, 2020. KPMG has served continuously as our auditor since 2009. In determining whether to recommend the re-appointment of KPMG as the company’s independent auditor, the Audit Committee considered various factors, including: KPMG’s performance on prior audits, and the quality and efficiency of the services provided by KPMG; an assessment of the firm’s professional qualifications, resources and expertise; KPMG’s knowledge of the company’s business and industry; the quality of the Audit Committee’s ongoing communications with KPMG and of the firm’s relationship with the Audit Committee and company management; KPMG’s independence; the length of time the firm has served in this role; the impact on the company of changing auditors; and data on audit quality and performance, including recent PCAOB reports on KPMG and peer firms. Considered together, these factors enable the Audit Committee to evaluate whether the selection of KPMG as the Company’s independent auditor, and the retention of KPMG to perform other services, will contribute to and enhance audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG to serve as the company’s independent registered public accounting firm is in the best interest of our shareholders. Accordingly, the Audit Committee has recommended, subject to ratification by the stockholders that KPMG serve as the company’s independent auditors for the fiscal year ending December 31, 2020. Representatives from KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The ratification of the selection of KPMG as the company’s independent auditors for the 2020 fiscal year must be approved by a majority of the votes cast by shares of Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the shareholders, proxies received in response to this solicitation by the Board will be voted for approval of the selection of KPMG to serve as the Company’s independent auditors for the 2020 fiscal year.

Recommendation of the Board

The Board recommends that shareholders vote “FOR” the ratification of KPMG as our independent auditor for the 2020 fiscal year as set forth in Proposal 3.

Independence of Auditors

We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided by our independent auditor. It is our policy that the Audit Committee pre-approve all audit, tax and other non-audit services. A proposal for audit or non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of the independent auditor are also required.

All of the services provided by KPMG during 2019 and 2018 were approved in advance by our Audit Committee. The Audit Committee has considered whether the provision of the services performed by our principal accountant is compatible with maintaining the principal accountant’s independence.

Auditors’ Fees

For the years ended December 31, 2019 and 2018, KPMG LLP was our independent auditor. The following table sets forth aggregate fees billed to us, including fees related to services rendered for GPP, for professional services rendered by KPMG for the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$2,453,514	$2,486,546
Audit Related Fees	-	-
Tax Fees	151,906	77,724
All Other Fees	-	-
Total	$2,605,420	$2,564,270

Audit Fees.    Audit fees were for professional services rendered for the annual audit of our consolidated financial statements, quarterly reviews of our consolidated financial statements, reviews of our other filings with the SEC, and other fees that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees are for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, other than those previously reported under audit fees. There were no audit-related fees billed by KPMG in 2019 or 2018.

Tax Fees.    Tax fees are for professional services, approved by the Audit Committee in advance, rendered for tax compliance, tax advice and tax planning.

All Other Fees.    All other fees include other products and services that are not otherwise disclosed. There were no other fees billed by KPMG in 2019 or 2018.

PROPOSAL 4 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2017 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 16 for a more detailed discussion of our executive compensation program, including information about fiscal year 2019 compensation of our NEOs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting.

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the company present in person (online) or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” our executive compensation plan set forth in Proposal 4.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Related Party Policy addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Related Party Policy provides that any transaction or activity, in which GPI is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

In determining whether a related party transaction will be approved or ratified, the Audit Committee may consider factors such as (a) the extent of the related party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related parties; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Party Transactions

Green Plains Cattle Company LLC

The company engages in certain related party transactions with GPCC. The company provides a variety of shared services to GPCC, including accounting and finance, payroll and human resources, information technology, legal, communications and treasury activities. The company reduced selling, general and administrative expenses by $0.5 million related to shared services provided for the year ended December 31, 2019. The company had $2.2 million outstanding receivables related to the shared service agreement and expenses paid on behalf of GPCC as of December 31, 2019.

Green Plains Trade Group, a subsidiary of the company, enters into certain sale contracts with GPCC during the normal course of business. Revenues subsequent to the disposition of GPCC were $4.0 million for the year ended December 31, 2019.

Mr. Ejnar Knudsen, a member of the company’s Board of Directors, has an indirect ownership interest in GPCC of 0.0736% by reason of his ownership in TGAM Agribusiness Fund LP. Based on the purchase price, the value of that ownership interest is approximately $0.1 million. Mr. Knudsen also is the CEO and partial owner of AGR Partners LLC (AGR) which provides investment advisory services to TGAM Agribusiness Fund LP pursuant to a sub-advisory agreement between AGR Partners LLC and Nuveen Alternative Advisors LLC, which is the investment manager for TGAM Agribusiness Fund LP.

Aircraft Leases

Effective January 1, 2015, the company entered into two agreements with an entity controlled by Wayne Hoovestol for the lease of two aircrafts. Mr. Hoovestol is Chairman of the company’s Board of Directors. The company agreed to pay $9,766 per month for the combined use of up to 125 hours per year of the aircrafts. Flight time in excess of 125 hours per year will incur additional hourly charges. During the years ended December 31, 2019, 2018 and 2017, payments related to these leases totaled $120 thousand, $159 thousand and $182 thousand, respectively. The company had $17 thousand in outstanding payables related to these agreements at December 31, 2019 and no outstanding payables related to these agreements at December 31, 2018.

During 2018, the company conducted a study of the costs associated with the aircraft leases and compared them to third party providers and determined that the costs were at or below what other similar service providers charged. This study was reviewed by the Audit Committee who agreed with the Company’s conclusion.

Other Transactions

Pursuant to an operational services and secondment agreement, we are reimbursed by GPP for certain compensation of our employees, including executive officers, who serve in management, maintenance and operational functions in support of its operations. GPP also has various fee-based commercial agreements with our subsidiary, Green Plains Trade Group LLC, including a storage and throughput agreement, a rail transportation services agreement, a trucking transportation agreement and various terminal services agreements for our fuel terminal facilities. See the Related Party Transaction footnote in our 10-K for a full description of all the related party transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our Common Stock to file with the SEC various reports as to ownership of the Common Stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2019 except for a late filing for Alain Treuer on June 6, 2019 pertaining to the disposal of shares on June 3, 2019.

REPORT OF THE AUDIT COMMITTEE

The company has an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has designated Mr. James Crowley as its Audit Committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. Mr. Crowley also serves as the Audit Committee Chairman.

Management is responsible for the company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company’s internal control over financial reporting and an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2019, which has primary responsibility for the financial statements. KPMG, the company’s independent auditor for the year ended December 31, 2019, is responsible for expressing an opinion as to whether the company’s audited consolidated financial statements are presented fairly in all material respects in conformity with generally accepted accounting principles. The Audit Committee met with KPMG and Company management to discuss the company’s financial reports. The Audit Committee discussed with KPMG the matters required to be discussed by Statement of Auditing Standard No. 61 (Communication with Audit Committees), as may be modified or supplemented. Additionally, the Audit Committee received the written disclosures and the letter from KPMG required to be delivered to them under the applicable requirements of the Public Company Oversight Board regarding communications concerning independence, and the Audit Committee considered whether KPMG maintained its independence during the year ended December 31, 2019. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s report on Form 10-K for the year ended on December 31, 2019.

Respectfully submitted,

James Crowley, Chairman

Jim Anderson

Gene Edwards

Gordon Glade

OTHER MATTERS

Annual Report

This Proxy Statement and our Annual Report, which includes financial and other information about our activities but is not to be deemed a part of the proxy soliciting material, are available at our website at www.gpreinc.com. Additionally, you may access our Proxy Statement at www.edocumentview.com/GPRE. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at www..gpreinc.com as soon as reasonably practicable after we file or furnish such information electronically with the SEC. A copy of the annual report on Form 10-K and the exhibits filed with our annual report on Form 10-K will be mailed to shareholders without charge upon written request to Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Such requests must include a good faith representation that the requesting party was either a holder of record or beneficial owner of our Common Stock on March 12, 2020. The information found on our website is not part of this or any other report we file or furnish to the SEC.

Shareholder Proposals

Pursuant to Rule 14a-4(c) under the Exchange Act, if we do not receive advance notice of a shareholder proposal to be raised at our next annual meeting of shareholders in accordance with the requirements of our bylaws, the proxies solicited by us may confer discretionary voting authority to vote proxies on the shareholder proposal without any discussion of the matter in the Proxy Statement. Our bylaws provide that timely written notice of a shareholder proposal or director nomination must be delivered to, or mailed and received by, the Corporate Secretary of the company at the principal executive offices of the company not less than 90 nor more than 120 days prior to the one-year anniversary of the prior year’s annual meeting (which for a May 6, 2020 meeting date is on or before February 6, 2021 and on or after January 7, 2021). Only proposals properly delivered in this time frame may be brought before the meeting. As to each matter a shareholder proposes to bring before the 2021 annual meeting of shareholders, the shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our Common Stock which are held of record or are beneficially owned, directly or indirectly, by the shareholder and any derivative instrument and by any other shareholders known by such shareholder to be supporting such proposal; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder, beneficial owner or nominee with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder, any beneficial owner or nominee with respect to any of our securities; (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder, beneficial owner or nominee has a right to vote any shares of any of our securities; (v) any rights to dividends on the shares of us beneficially owned by the shareholder or beneficial owner that are separated or separable from the underlying shares of the company; (vi) any performance-related fees (other than asset-based fees) that the shareholder, a beneficial owner or the nominee is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, as of the date of such notice; (vii) any material interest of the shareholder or beneficial owner in such business; and (viii) a statement whether such shareholder or any beneficial owner will deliver a Proxy Statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal or nomination. In addition, to be in proper written form, a shareholder’s notice to the Corporate Secretary of the company must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii) through (vi) above as of the record date for notice of the meeting. Our bylaws also provide that the Chairman of an annual meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting and, if he should so determine, declare that such business shall not be transacted.

In addition the foregoing, a shareholder who wishes to nominate a director for election or reelection, must also include the following in its notice to us as to each person whom the shareholder proposes to nominate for election or reelection as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (iii) a written statement executed by the nominee acknowledging that as a director, the nominee will owe a fiduciary duty under Iowa law with respect to us and our shareholders; (iv) a fully completed Director’s Questionnaire on the form supplied by us upon written request from the shareholder, executed by the nominee; and (v) a written representation and agreement (in the form provided by the secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of ours, will act or vote on any issue or question, or voting commitment, that has not been disclosed to us or (2) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of ours, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of ours, and will comply with all applicable publicly disclosed corporate guidance, conflict or interest, confidentiality and stock ownership and trading policies and guidelines of Green Plains.

Any shareholder who desires to have a proposal included in the proxy soliciting material relating to our 2021 annual meeting of shareholders must comply with Rule 14a-8 under the Exchange Act and must send a signed proposal to the Corporate Secretary at 1811 Aksarben Drive, Omaha, Nebraska 68106. This proposal must be received no later than November  26, 2020, to be considered for inclusion in the Proxy Statement for the 2021 annual meeting of shareholders.

Discretionary Authority

At the time of mailing of this Proxy Statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the person named on the accompanying Proxy Card will vote such proxy in accordance with his judgment.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

March 26, 2020

Appendix A

AMENDMENT TO

GREEN PLAINS INC.

2019 EQUITY INCENTIVE PLAN, AS AMENDED

Section 5.1 of the 2019 Equity Incentive Plan, as amended, shall be amended to read:

5.1      Number of Shares. Subject to adjustment as provided in Section 5.4, the total number of Shares available for grant under the Plan shall not exceed any shares remaining available for grant under the Prior Plan on the effective date of the Plan, plus an additional 1,600,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof.

A-1

01 - Jim Anderson 02 - Wayne Hoovestol 03 - Ejnar Knudsen For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03865A + + Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, a vote FOR Proposal 2, a vote FOR Proposal 3 A and a vote FOR Proposal 4. 2. To amend the Company's 2019 Equity Incentive Plan; 3. To ratify the appointment of the Company's auditors; 1. To elect three directors to serve three-year terms that expire at the 2023 annual meeting: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. To cast an advisory vote to approve the Company’s executive compensation; 5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain For Against Abstain MMMMMMMMM 4 5 0 6 7 8 MMMMMMMMMMMM

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held on May 6, 2020 Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2020 Todd Becker and Michelle Mapes, with the power to appoint his or her substitute, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Green Plains Inc. to be held on May 6, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR all nominees listed in Proposal 1, vote FOR Proposal 2, vote FOR Proposal 3, and vote FOR Proposal 4. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Green Plains Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on May 6, 2020: The Notice, Proxy Statement and Annual Report are available at www.envisionreports.com/GPRE